UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
BEYOND MEAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BEYOND MEAT, INC.
888 N. DOUGLAS STREET, SUITE 100, EL SEGUNDO, CALIFORNIA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Tuesday, May 20, 2025
Dear Stockholders of Beyond Meat, Inc.:
The 2025 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/BYND2025, on Tuesday, May 20, 2025 at 8:00 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class III directors to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.
Our board of directors has fixed the close of business on March 24, 2025 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 8, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
We appreciate your continued support of Beyond Meat.
By Order of the Board of Directors,
Ethan Brown
Founder, President, Chief Executive Officer and Board Member
El Segundo, California
April 8, 2025
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting.

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BEYOND MEAT, INC.
PROXY STATEMENT
FOR 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Tuesday, May 20, 2025
This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat” or the “company”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually, via live webcast on Tuesday, May 20, 2025 at 8:00 a.m. Pacific Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/BYND2025 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
Our board of directors has fixed the close of business on March 24, 2025 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement, the form of proxy and our annual report will be mailed on or about April 8, 2025 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Why are you holding a virtual Annual Meeting and how can stockholders attend?
We will be hosting the Annual Meeting via live webcast only. We believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs, enable improved communication, and support the health and well-being of our stockholders and other meeting participants. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/BYND2025 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.
The Annual Meeting live webcast will begin promptly at 8:00 a.m. Pacific Time on Tuesday, May 20, 2025. Stockholders may vote and submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. We intend to answer questions that are pertinent to the company and the official business of the Annual Meeting during the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. The virtual Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/BYND2025.
What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL	BOARD OF DIRECTORS VOTING RECOMMENDATION
PROPOSAL NO. 1 The election of three Class III directors to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.	FOR
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	FOR
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
Who is entitled to vote?
Holders of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 76,381,620 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each share of our common stock held by a stockholder on the Record Date will be entitled to one vote for each of the director nominees and one vote for each of the other proposals. We do not have cumulative voting rights for the election of directors.
Stockholders of Record: Shares Registered in Your Name
If shares of our common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders
If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock electronically at the Annual Meeting unless you contact your broker, bank or other nominee and follow their procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our amended and restated bylaws (“Bylaws”) and Delaware law. The presence in person or represented by proxy of the holders of one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non‑votes are counted as shares present and entitled to vote for purposes of determining a quorum.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ethan Brown (our President and Chief Executive Officer) and Teri L. Witteman (our Chief Legal Officer and Secretary) have been designated as proxy holders by

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described in this proxy statement. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described below.
How many votes are needed for approval of each proposal?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

PROPOSAL NO. 1 The election of three Class III directors to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified.
A nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election and broker non-votes having no effect).

PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.
The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the voting power of the shares of our stock entitled to vote on this Proposal No. 2 that are present in person or represented by proxy at the Annual Meeting and are voted for or against such proposal. Abstentions are not considered votes for or against this proposal and thus will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal.

PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our stock entitled to vote on this Proposal No. 3 that are present in person or represented by proxy at the Annual Meeting and are voted for or against such proposal. Abstentions are not considered votes for or against this proposal and thus will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. However, because this proposal is a non-binding advisory vote, the result will not be binding on our board of directors or the company.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
How do I vote?
If you are a stockholder of record, there are five ways to vote:
•By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2025 (have your Notice or proxy card in hand when you visit the website);
•By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 19, 2025 (have your Notice or proxy card in hand when you call);
•By scanning the QR code in your Notice or proxy card with your mobile device until 11:59 p.m. Eastern Time on May 19, 2025;
•By completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or
•By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/BYND2025, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
VOTING VIA THE INTERNET, MOBILE DEVICE OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.
If you have questions about the matters described in this proxy statement, how to submit your proxy or if you need additional copies of this proxy statement, the proxy card or voting instructions, you should contact MacKenzie Partners, Inc. (“MacKenzie”), our proxy solicitor, toll-free at (800) 322-2885.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet, mobile device or by telephone;
•completing and returning a later-dated proxy card;

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
•notifying the secretary of Beyond Meat, Inc., in writing, at Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245; or
•attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. The Notice containing instructions on how to access this proxy statement is first being mailed on or about April 8, 2025 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
We have retained the services of MacKenzie to aid in the solicitation of proxies and will pay MacKenzie a base fee of $16,000 for these services, plus any related costs and expenses. We will bear the total expense of the solicitation that will include, in addition to the amounts paid to MacKenzie, amounts paid for printing and postage and to reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation materials. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?
Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee may have discretion to vote your shares on our sole “routine” proposal: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
accounting firm for the year ending December 31, 2025. Absent direction from you, your broker, bank or other nominee will not have discretion to vote on the election of directors and the advisory (non-binding) vote to approve the compensation of our named executive officers, which are both “non-routine” matters. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non‑votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non‑votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above under “How many votes are needed for approval of each proposal?”
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?
Rule 14a-8 Stockholder Proposals
As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement for next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8 and our secretary must receive the written proposal at our principal executive offices not later than December 9, 2025. Stockholder proposals should be addressed to:
Beyond Meat, Inc.
Attention: Secretary
888 N. Douglas Street, Suite 100
El Segundo, California 90245
Advance Notice Stockholder Proposals
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our restated certificate of incorporation, Bylaws and applicable laws, rules and regulations. Our Bylaws provide, among other requirements, that for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a

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stockholder of record at the time of the giving of the notice and at the time of the meeting, (ii) the stockholder must be entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our secretary, which notice must contain the information specified in our Bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2026 annual meeting of stockholders, our secretary must receive the written proposal at our principal executive offices at the address listed above:
•not earlier than the close of business on January 20, 2026; and
•not later than the close of business on February 19, 2026.
In the event that we hold our 2026 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2026 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2026 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made by the company.
You are advised to review our Bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.
In addition to satisfying the advance notice requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees for election at the 2026 annual meeting of stockholders, other than the company’s nominees, must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than February 19, 2026.
Availability of Bylaws
A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Board of Directors Composition
Under our restated certificate of incorporation, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors is currently composed of nine members. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our restated certificate of incorporation provides that no director may be removed from our board of directors except for cause and only by the affirmative vote of the holders of at least two‑thirds of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors.
Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are assigned to each class in accordance with resolutions adopted by our board of directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. In the event of any increase or decrease in the authorized number of directors, each director then serving will continue as a director of the class of which the director is a member, and the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by our board of directors among the three classes of directors so that no one class has more than one director more than any other class.
We believe that a classified board structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to plan for long-term goals, ensuring that a majority of the directors will always have prior experience with the company and providing protection against certain abusive takeover tactics. We have a successful history of refreshing our board of directors and efficiently allocating board roles appropriately. Since 2022, we have added five new independent directors, each of whom bolsters oversight of our board of directors in areas critical to our business strategy, bringing additional skills and backgrounds to our board of directors.
Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors or as provided by law, any vacancy occurring on our board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or a newly created directorship will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Candidate Selection and Evaluation
Our board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on the board of directors that may occur between annual meetings of stockholders. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to our board of directors for board membership. Our nominating and corporate governance committee may use outside consultants to assist in identifying candidates. When formulating its board membership recommendations, our nominating and corporate governance committee may also consider advice and recommendations from stockholders, our board of directors, management, outside advisors to the company and others as it deems appropriate.
Stockholder Recommendations
Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation addressed to Beyond Meat, Inc., Attn: Secretary, 888 N. Douglas Street, Suite 100, El Segundo, California 90245, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
Our Bylaws provide that, with respect to such director nominee, submissions must include (i) the individual’s full name, age, business address and residence address, (ii) the individual’s principal occupation or employment, (iii) the number of shares of our common stock beneficially owned by the individual, the date or dates such shares were acquired and the investment intent of such acquisition, (iv) a completed and executed written questionnaire with respect to the background and qualification of such person, which will be provided by our secretary upon written request by any stockholder of record, (v) a written representation and agreement regarding not being a party to certain voting arrangements, in a form that will be provided by our secretary upon written request by any stockholder of record, (vi) all other information relating to the individual that would be required to be disclosed in the solicitations of proxies for the election of directors in an election contest or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) under the Exchange Act, (vii) whether such individual meets the independence requirements of the Nasdaq Global Select Market (“Nasdaq”), (viii) a statement whether such individual, if elected, intends to tender an irrevocable resignation that will become effective in respect of subsequent elections where such individual fails to receive the required vote for re-election, and (ix) any additional information required by our Bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Identification and Evaluation of Director Nominees at our Annual Meeting

Our nominating and corporate governance committee annually reviews the needs of the board of directors in terms of independence, skills and characteristics in connection with evaluating recommendations for election or re-election.
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Candidates are identified with input from our board of directors, stockholders, management and outside consultants.
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Our nominating and corporate governance committee considers certain factors, including, but not limited to, the qualifications, independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and recommends nominees to the board of directors.
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Our board of directors evaluates the qualifications of the recommended candidates and selects nominees.
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Our stockholders vote on director nominees at our annual meeting of stockholders.
Our nominating and corporate governance committee is responsible for developing and recommending to our board of directors for determination any specific minimum qualifications that must be met, any specific qualities or skills that are necessary for one or more of our board members to possess, and the desired qualifications, expertise and characteristics of our board members, with the goal of developing an experienced and highly qualified board with directors who have different backgrounds and skillsets, and who contribute to the total mix of viewpoints and experience represented on our board of directors. Among the criteria our nominating and corporate governance committee may also consider are differences in professional background, experience at policy-making levels in business, finance and other areas, education, skills and other individual qualities and attributes. In evaluating potential candidates for our board of directors, our nominating and corporate governance committee will consider these factors, as well as director tenure, in light of the specific needs of our board of directors at that time and any legal requirements.
Our nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of recommending for nomination directors that will best serve the interests of the company and our stockholders. In making its recommendations to the board of directors, the nominating and corporate governance committee will also consider the number of other public company boards and other boards (or comparable governing bodies) of which a prospective nominee is a member, as well as a prospective nominee’s other professional responsibilities. Incumbent directors are expected to advise the chair of the board or chair of the nominating and corporate governance committee in advance of accepting an invitation to serve on the board of directors of any organization, whether public or private, and whether for-profit or not-for-profit. Unless the nominating and corporate governance committee and our board of directors determine otherwise, no director shall serve on more than four public company boards, including the company’s board, and the company’s chief executive officer shall not serve on more than two public company boards, including the company’s board. Additionally, no member of the company’s audit committee shall simultaneously serve on the audit committees of more than three public companies (including the company’s board), unless the

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four audit committees (including the company's board), taking time and availability into consideration, including a review of the member’s attendance at all of the company’s board and committee meetings. Directors also are expected to limit the number of other boards, including non-profits, on which they serve in order to devote adequate time and effort to their board responsibilities. Service on other boards and/or committees should be consistent with the company’s conflict of interest policies. Our nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees.
Selection of 2025 Director Nominees
Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated Ethan Brown, Colleen Jay and Raymond J. Lane for election to the board of directors as Class III directors. Mr. Brown, Ms. Jay and Mr. Lane are incumbent directors.
The experiences, qualifications and skills of each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors that our board of directors considered in the nomination of such director or in concluding why the director should continue serving on our board, are included below under “Board Composition and Skills.” Our board of directors concluded that each nominee should serve as a director based on the specific experience and attributes listed in their respective biographies below and their respective service on our board of directors, including the insight each nominee brings to our board of directors’ functions and deliberations.
Board Composition and Skills
Our board of directors believes that a range of experience, tenure, age and other factors contributes to effective governance over the affairs of the company for the benefit of its stockholders. There are no limits on the number of terms that may be served by a director and there is no fixed retirement age for directors. The following charts summarize certain attributes of our board of directors, assuming all of the proposed Class III director nominees are elected at the Annual Meeting:

5.9 yrs Avg. Tenure

61 yrs Avg. Age

89% Independent

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

QUALIFICATIONS, SKILLS & EXPERIENCE*	CONTINUING DIRECTORS						DIRECTOR NOMINEES
	NANDITA BAKHSHI	SETH GOLDMAN	CHELSEA A. GRAYSON	C. JAMES KOCH	JOSHUA M. MURRAY	KATHY WALLER	ETHAN BROWN	COLLEEN JAY	RAYMOND J. LANE

Public Company

International Business

Corporate Governance

Capital Allocation / Corporate Finance

Financial Literacy / Expertise

Information Services and Technology

Legal / Regulatory / Public Policy

Marketing / Sales / Business Development

Risk Management

Strategic Planning

Human Resource / Executive Compensation / Talent Management

Senior Leadership

Cybersecurity / Data Privacy

Environmental, Social and Governance (“ESG”) and Climate Risks

Consumer Products Sales and Marketing

Foodservice

Innovation / Commercialization of Innovation

Manufacturing / Operations

Entrepreneurial

Mergers & Acquisitions / Turnaround

Shareholder Advocacy
= No Skill or Experience = Some Skill or Experience = Significant Skill or Experience
*The information presented in this table is based on voluntary self-identification by each director or director nominee.

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QUALIFICATIONS, SKILLS & EXPERIENCE	DESCRIPTION
Public Company	Experience with public company reporting obligations, investor interaction and governance requirements
International Business	Broad exposure to companies or organizations that have an international presence, including developing and managing business in international markets
Corporate Governance
Experience in setting board agenda, familiarity with corporate charter documents and corporate compliance and ethics policies, knowledge and understanding of governance planning, implementation and review processes, experience in encouraging management accountability and protecting stockholder interests

Capital Allocation / Corporate Finance	Experience in making capital allocation decisions, financing or capital markets transactions
Financial Literacy / Expertise	Experience in accounting or financial reporting, including understanding of and overseeing financial reporting and controls
Information Services and Technology	Knowledge of IT solutions for key corporate functions, experience in overseeing the implementation of such IT solutions to improve business performance, including social media and online platforms
Legal / Regulatory / Public Policy	Familiarity with governmental regulations applicable to the company’s industry, experience in legal and regulatory compliance, lobbying, advocacy and government relations
Marketing / Sales / Business Development
Experience enhancing sales in existing markets and developing new markets for growth, marketing communication, brand strategy development and advertising, knowledge and understanding of business development, strategic planning, implementation and review processes

Risk Management
Experience in the management of critical business and legal risks; understanding of risk management functions, including risk profiles and appetite statements, scenario planning, crisis management, risk identification and classification; history of leadership roles in risk management; ability to assess risk strategically across corporate functions; ability to provide oversight and advice relating to risk management

Strategic Planning
Experience in leading corporate strategy discussions at the board level; experience with developing and implementing strategies for growth and optimization, including mergers and acquisitions, joint ventures, and divestitures; experience with setting strategic agenda

Human Resources / Executive Compensation / Talent Management
Broad experience in executive development, performance and compensation; experience with HR strategies and efforts to attract, motivate and retain candidates for key positions; experience in talent development, including developing equity, belonging and inclusion in workforce

Senior Leadership	Experience as chief executive officer, president, chairman or in a similar leadership position at a large company or other large organization
Cybersecurity / Data Privacy	Experience in overseeing and managing cybersecurity and data privacy risks; history of leadership roles in cyber risk management; degrees, certifications or other background in cybersecurity
ESG and Climate Risks
Experience in overseeing and managing ESG practices and initiatives; skills and knowledge in climate-related strategic planning, risk mitigation and management; ability to provide oversight and advice relating to climate-related risks

Consumer Products Sales and Marketing
Experience with the company’s industry (food and beverage or consumer products); perspective and knowledge of industry-related information, including insights on the industry’s challenges and opportunities, and experience to operate within and through economic cycles

Foodservice	Experience in foodservice industry, including insights on the foodservice industry’s challenges and opportunities
Innovation / Commercialization of Innovation	Experience in innovation and commercialization of innovation
Manufacturing / Operations	Experience in manufacturing operations
Entrepreneurial	Experience in founding or building an entrepreneurial and/or fast-growing company
Mergers & Acquisitions / Turnaround	Experience in mergers and acquisitions and/or distressed businesses
Shareholder Advocacy	Experience in shareholder engagement; ability to identify and understand shareholder expectations and facilitate changes based on shareholder communications

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Information Regarding Director Nominees and Continuing Directors
The following table sets forth the names, ages as of March 24, 2025, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors following the Annual Meeting. Full biographical information follows the table.

NAME	CLASS	AGE	POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE(1)	HUMAN CAPITAL MGMT AND COMP COMMITTEE(2)	NOMINATING AND CORPORATE GOV COMMITTEE(3)	RISK COMMITTEE(4)
Director Nominees:
Ethan Brown	III	53	Founder, President, CEO and Director	2009	2025	2028
Colleen Jay	III	62	Director	2022	2025	2028	X
Raymond J. Lane	III	78	Director	2015	2025	2028	X
Continuing Directors:
Nandita Bakhshi	II	66	Director	2024	2027	—	X
Seth Goldman(C)	I	59	Director	2013	2026	—	X
Chelsea A. Grayson	II	53	Director	2024	2027	—	X
C. James Koch	I	75	Director	2023	2026	—	X
Joshua M. Murray	II	41	Director	2024	2027	—	X
Kathy N. Waller(L)	I	66	Director	2018	2026	—	X

Legend: (C) Chair of the Board | (L) Lead Independent Director |    Chair |    Member |    Audit Committee Financial Expert
(1)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Waller will remain as the Chair, and Ms. Bakhshi and Mr. Murray will remain as members, of the audit committee.
(2)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Jay will remain as the Chair, and Mr. Lane and Ms. Waller will remain as members, of the human capital management and compensation committee.
(3)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Bakhshi will remain as the Chair, and Mr. Goldman and Ms. Grayson will remain as members, of the nominating and corporate governance committee.
(4)Following the Annual Meeting, and if the director nominees are elected, we anticipate that Ms. Grayson will remain as the Chair, and Ms. Jay and Mr. Koch will remain as members, of the risk committee.

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Nominees for Director
ETHAN BROWN
Founder, President and Chief Executive Officer
Other Current Public Company Boards: None
Ethan Brown is the Founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He has served as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., since January 2021, and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems Inc. (NASDAQ: BLDP), a proton exchange membrane fuel cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat.
Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is on the board of the American Cancer Society’s CEO’s Against Cancer (LA Chapter), is a Henry Crown Fellow at the Aspen Institute, was honored as part of The Independent’s Climate 100 for 2024, Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019 and Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown received an MBA degree from Columbia University, an MPP degree with a focus on Environment from the University of Maryland and a BA degree in History and Government from Connecticut College. We believe that Mr. Brown is qualified to serve on our board of directors due to his strategic vision for our company and his expertise in technology and business operations.
COLLEEN JAY
Chair of the Human Capital Management and Compensation Committee
Member of the Risk Committee
Other Current Public Company Boards: Treasury Wine Estates Limited (ASX: TWE)
The Cooper Companies, Inc. (NASDAQ: COO)
Colleen Jay has served as a member of our board of directors since May 2022. Ms. Jay retired from The Procter & Gamble Company (NYSE: PG) in October 2017 after 32 years of service, most recently as Global Division President from 2015. Ms. Jay joined The Procter & Gamble Company in 1985 where she managed top brand portfolios and large multi-billion-dollar businesses across multiple categories and geographies, including successfully leading a complex transition and divestiture of several businesses and leading operational units in the United States, Canada, China, and multiple global businesses from Switzerland during the course of her extensive career. From 2010 to 2012, Ms. Jay served as President, Global Female Beauty. From 2012 to 2015, Ms. Jay served as President, Global Retail Hair Care and Color.

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Ms. Jay has been a member of the board of directors of Treasury Wine Estates Limited (ASX: TWE) since April 2018, and currently serves on its Human Resources Committee and Wine Operations and Sustainability Committee and was previously on its Audit and Risk Committee. Ms. Jay has been a member of the board of directors of The Cooper Companies, Inc. (NASDAQ: COO) since April 2016 and currently serves as Chair of its Organization and Compensation Committee and as a member of its Corporate Governance and Nominating Committee. Ms. Jay has also worked closely with Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She received a BBA degree in Business from Wilfrid Laurier University. We believe that Ms. Jay is qualified to serve on our board of directors due to her extensive experience working in the consumer products industry at a leading public company and her experience on other public company boards of directors.
RAYMOND J. LANE
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Hewlett Packard Enterprise Company (NYSE: HPE)
Raymond J. Lane has served as a member of our board of directors since February 2015. Mr. Lane has been a Managing Partner at GreatPoint Ventures, a venture capital firm, since March 2015. Mr. Lane served as Partner Emeritus and Advisor of Kleiner, Perkins, Caufield & Byers LLC (Kleiner Perkins), a venture capital firm, from April 2013 to December 2019, after having previously served as one of its Managing Partners from September 2000 to November 2014. Mr. Lane has been a member of the board of directors of Hewlett Packard Enterprise Company (NYSE: HPE) since 2015 and currently serves on its Technology Committee and Finance and Investment Committee. In addition, Mr. Lane previously served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011.
Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation (NYSE: ORCL), a software company. Mr. Lane has served on the Board of Trustees of Carnegie Mellon University, including as Chairman of the Board from July 2009 to July 2015, as an Emeritus Trustee since July 2022, and currently serves on the Executive Committee. He also serves on the board of directors of Special Olympics International. Mr. Lane received a BS degree in Mathematics and an honorary PhD in Science from West Virginia University. We believe that Mr. Lane is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies and his experience on other public company boards of directors.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Continuing Directors
NANDITA BAKHSHI
Chair of the Nominating and Corporate Governance Committee
Member of the Audit Committee
Other Current Public Company Boards: Quaker Chemical Corporation (NYSE: KWR)
Nandita Bakhshi has served as a member of our board of directors since May 2024. Ms. Bakhshi served as Special Advisor to, and a current Board Member of, BMO Financial Corp. since February 2023. Ms. Bakhshi served as President and Chief Executive Officer of Bank of the West and as co-Chief Executive Officer of BNP Paribas USA, Inc. from March 2016 to February 2023. Ms. Bakhshi also served on the board of directors of each of Bank of the West and BNP Paribas USA, Inc. from March 2017 to February 2023, during which she served on each of their Risk Committees and Compensation/HR Committees. Ms. Bakhshi was Head of US Consumer Bank and Group Head of Direct Channels at TD Bank from March 2009 to February 2016, Head of Products and Payments at Washington Mutual from March 2006 to September 2008, and Head of Mobile Commerce at First Data from March 2004 to March 2005.
Ms. Bakhshi has been a member of the board of directors of Quaker Chemical Corporation, doing business as Quaker Houghton (NYSE: KWR), a global leader in industrial process fluids, since July 2024 and currently serves on its Audit Committee and Sustainability Committee. Ms. Bakhshi has been a member of the board of directors of Grameen America, Inc., a non-profit microfinance institution, since March 2020 and currently serves on its Audit Committee. Ms. Bakhshi served on the board of directors of the Whitaker Peace & Development Initiative from March 2020 to February 2023 and is a Board Member Emeritus of the US-India Strategic Partnership Forum.
Ms. Bakhshi received an MA degree in international relations from Jadavpur University and a BA degree in history from the University of Calcutta. We believe that Ms. Bakhshi is qualified to serve on our board of directors due to her diversified financial industry background and leadership experience.
SETH GOLDMAN
Chair of the Board
Member of the Nominating and Corporate Governance Committee
Other Current Public Company Boards: None
Seth Goldman has served as a member of our board of directors since February 2013. Mr. Goldman served as Executive Chair of Beyond Meat from October 2015 through February 2020. Mr. Goldman co-founded Eat the Change, Inc., a plant-based snack food and organic tea company under the brand Just Ice Tea®, and has served as its Chief Executive Officer since March 2020. He is also a Co-Founder of PLNT Management, Inc., which operates PLNT Burger®, a plant-based quick-serve restaurant chain, and has served as its Board Chair since 2021. Mr. Goldman has been the Chair of Mission Guardians for Tony’s Chocolonely, a Certified B Corporation and impact company that makes chocolate and fights for equality in the chocolate industry, since

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that position was established in May 2023. Mr. Goldman has been a member of the Maryland Economic Development Commission since April 2023. Mr. Goldman was the TeaEO Emeritus and Innovation Catalyst for The Coca-Cola Company’s Venturing & Emerging Brands, a part-time position he held from November 2015 through December 2019. Mr. Goldman co-founded Honest Tea Inc., a bottled organic tea company, in February 1998, which was later sold to The Coca-Cola Company, and previously served as Honest Tea’s President and TeaEO until 2015.
In 2022, Mr. Goldman was named Person of the Year by BevNet Magazine, and in 2015 he was named the #1 Disruptor by Beverage World and Beverage Executive of the Year by Beverage Industry magazine. He has also been recognized as an Ernst & Young Entrepreneur of the Year and by the Washington Business Hall of Fame. In 2018, Partnership for a Healthier America recognized Mr. Goldman with its Visionary CEO award. Mr. Goldman is a co-Chair of the Yale School of Management’s Entrepreneurship Advisory Board and, since January 2008, has served on the board of directors of Bethesda Green, a sustainability non-profit he co-founded in Bethesda, Maryland. He also served on the board of directors of Ripple Foods, a dairy-free plant-based milk company, from November 2015 to October 2020, the advisory board of the American Beverage Association from 2013 to 2019 and the Yale School of Management from July 2013 to March 2020. Mr. Goldman has demonstrated his commitment to boardroom excellence as a Board Leadership Fellow with the National Association of Corporate Directors.
Mr. Goldman received a BA degree in Government from Harvard College and an MPPM degree from Yale School of Management and is a Henry Crown Fellow at the Aspen Institute. We believe that Mr. Goldman is qualified to serve on our board of directors due to his extensive experience working at fast-growing brands in the food and beverage industry, his experience founding and building entrepreneurial companies, and his knowledge of sustainable business practices.
CHELSEA A. GRAYSON
Chair of the Risk Committee
Member of the Nominating and Corporate Governance Committee
Other Current Public Company Boards: Xponential Fitness, Inc. (NYSE: XPOF)
Chelsea A. Grayson has served as a member of our board of directors since May 2024. Ms. Grayson served as an Executive-in-Residence at Wunderkind Corporation (formerly BounceX), a behavioral automation software and analytics company, from March 2020 to January 2024. From November 2022 to July 2023, Ms. Grayson served as CEO of Spark Networks SE (OTC: LOVLY; formerly NASDAQ: LOV), a global dating company with a portfolio of brands (including Zoosk, Elite Singles, Silver Singles, Christian Mingle and JDate/JSwipe), and from August 2020 to July 2023, as a member of its board of directors. From October 2018 to December 2019, Ms. Grayson served as CEO, and from October 2017 to December 2019, as a member of the board of directors, of True Religion, Inc. (formerly NASDAQ: TRLG), a global denim and streetwear company based in Los Angeles. From December 2014 to December 2017, Ms. Grayson was at American Apparel Inc. (formerly NYSE: APP), a global vertically integrated apparel manufacturer, retailer and wholesaler based in Los Angeles, where she first

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joined as General Counsel, Chief Administrative Officer and Executive Vice President, and then served as CEO and as a member of the board of directors. Prior to American Apparel, Inc. she was a partner in the M&A/Corporate Governance practice groups at Loeb & Loeb LLP and Jones Day.
Ms. Grayson has been a member of the board of directors of Xponential Fitness, Inc. (NYSE: XPOF), a leading franchisor of boutique fitness and wellness brands (including Rumble, StretchLab, Club Pilates, YogaSix, CycleBar, Pure Barre, AKT, BFT and Lindora) since October 2021, where she currently is the Chair of the Nominating and Corporate Governance Committee and is a member of the Audit Committee and the Human Capital Management Committee. She has also served on the board of directors of Bedrock Manufacturing Company, owner of the Shinola Detroit and Filson brands, since February 2025, and on the board of directors of The Sunrider Corporation, doing business as Sunrider International, a manufacturing, direct selling and retail sales company in the nutraceutical space, since January 2025. Among other past board positions, Ms. Grayson was a member of the board of directors of Goodness Growth Holdings Inc. (CSE: GDNS) from February 2019 to May 2023; Morphe Cosmetics (Forma Brands) from September 2022 to May 2023; iHerb from June 2021 to June 2022; Precision Surfacing Solutions (Lapmaster Group Holdings) from April 2021 to October 2022; LoudPack from December 2020 to March 2022; Sugarfina from January 2019 to December 2020; and Delta Dental from January 2017 to December 2019. Ms. Grayson has been a member of the UCLA Board of Visitors in the English Department since January 2018. Ms. Grayson has demonstrated her commitment to boardroom excellence as a Board Leadership Fellow with the National Association of Corporate Directors. Ms. Grayson’s experience at Spark Networks SE, True Religion, Inc. and American Apparel Inc. included executive officer experience prior to or during the time those companies were involved in Chapter 11 bankruptcy reorganization proceedings.
Ms. Grayson received a JD degree, Order of the Coif, from Loyola Law School, and a BA degree in English Literature and Business/Economics from the University of California, Los Angeles. We believe that Ms. Grayson is qualified to serve on our board of directors due to her extensive leadership, corporate governance and public company experience.
C. JAMES KOCH
Member of the Risk Committee
Other Current Public Company Boards: The Boston Beer Company, Inc. (NYSE: SAM)
C. James Koch has served as a member of our board of directors since May 2023. Mr. Koch founded The Boston Beer Company, Inc. (NYSE: SAM), a producer of alcohol beverages, in 1984, has been its Chairman since 1995 and also served as its Chief Executive Officer until January 2001. Prior to starting The Boston Beer Company, Inc., he worked as a consultant for an international consulting firm with a focus on manufacturing.
Mr. Koch received a BA degree in Government from Harvard College, an MBA degree from Harvard Business School and a JD degree from Harvard Law School. We believe that Mr. Koch is qualified to serve on our board of directors due to his experience founding and building a public craft brewing company, and his skills in strategy, brand development and industry leadership.

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JOSHUA M. MURRAY
Member of the Audit Committee
Other Current Public Company Boards: Corcept Therapeutics Incorporated (NASDAQ: CORT)
Joshua M. Murray has served as a member of our board of directors since May 2024. Mr. Murray is currently Chief Financial Officer and Head of Strategy at Orca Biosystems, Inc., a privately held biotechnology company developing allogeneic cell therapies in blood, immune and genetic diseases, and has served in this position since April 2021. Prior to joining Orca Biosystems, Inc., Mr. Murray held various positions at Goldman Sachs & Co. from July 2006 to April 2021, most recently as a Managing Director and Head of West Coast Healthcare Capital Markets, where he advised a wide array of biotechnology and life sciences companies.
Mr. Murray has served as a member of the board of directors of Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, since June 2021, and currently serves on its Audit Committee.
Mr. Murray received an AB degree, with University Honors, in History and Economics from Harvard College. We believe that Mr. Murray is qualified to serve on our board of directors due to his experience in corporate finance and his experience on another public company board of directors.
KATHY N. WALLER
Lead Independent Director
Chair of the Audit Committee
Member of the Human Capital Management and Compensation Committee
Other Current Public Company Boards: Delta Air Lines, Inc. (NYSE: DAL)
CGI Inc. (NYSE: GIB)
Kathy N. Waller has served as a member of our board of directors since November 2018. Ms. Waller retired from The Coca-Cola Company (NYSE: KO) in March 2019 after more than 30 years of service, most recently as Executive Vice President, Chief Financial Officer and President, Enabling Services prior to her retirement. Ms. Waller joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department and served in a number of accounting and finance roles of increasing responsibility. From July 2004 to August 2009, Ms. Waller served as Chief of Internal Audit. In December 2005, she was elected Vice President of The Coca-Cola Company, and in August 2009, she was elected Controller. In August 2013, she became Vice President, Finance and Controller, assuming additional responsibilities for corporate treasury, corporate tax and finance capabilities, and served in that position until April 2014, when she was appointed Chief Financial Officer and elected Executive Vice President. Ms. Waller assumed expanded responsibility for The Coca-Cola Company’s strategic governance areas when she was also appointed to serve as President, Enabling Services, on May 1, 2017.

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Ms. Waller has been a member of the board of directors of Delta Air Lines, Inc. (NYSE: DAL) since July 2015, and currently serves as Chair of its Audit Committee and as a member of its Corporate Governance Committee and Personnel & Compensation Committee. Ms. Waller has been a member of the board of directors of CGI Inc. (NYSE: GIB), a leading IT and business consulting services firm, since December 2018 and currently serves as Chair of its Audit and Risk Management Committee. Ms. Waller has also been an executive mentor with the ExCo Group, a global firm of executive mentors, since 2021. Previously she served on the board of directors of Cadence Bank (NYSE: CADE), Coca-Cola FEMSA, S.A.B. de C.V and Monster Beverage Corporation. In addition, she is currently a member of the Board of Trustees of the University of Rochester, Spelman College, the Woodruff Arts Center, where she also serves as Treasurer and Finance Committee Chair, and the Atlanta History Center, and is a Director at Large for the Girl Scouts of Greater Atlanta. In February 2022, Ms. Waller was appointed Executive Director of the Atlanta Committee for Progress, a public/private partnership between the city’s top business, civic and academic leaders, and the Mayor of Atlanta. Ms. Waller received a BA degree in History from the University of Rochester and an MBA degree in Accounting and Finance from the Simon Business School at the University of Rochester. We believe that Ms. Waller is qualified to serve on our board of directors due to her more than 30 years of experience in accounting and finance at a major public company and her experience on other public company boards of directors.
Corporate Governance Strengths
We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our board of directors and management accountability and helps build public trust in Beyond Meat. Highlights of our corporate governance practices include the following:

✓	89% of incumbent directors are independent	✓	Lead independent director

✓	Single class of stock with equal voting rights	✓	100% independent committee members

✓	No hedging or pledging of company securities by directors or officers	✓	Robust director nominee selection process

✓	Director participation in orientation and continuing education	✓	Robust code of business conduct and ethics and corporate governance guidelines

✓	Risk oversight by full board and committees, including the addition of a risk committee in 2022	✓	Annual board of directors and committee self‑evaluations

✓	Periodic reviews of committee charters, code of business conduct and ethics, and corporate governance guidelines	✓	Policies limiting director membership on more than four public company boards

✓	Stock ownership guidelines for outside directors

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Director Independence
Our common stock is listed on the Nasdaq. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
As previously disclosed on Form 8-K filed with the SEC on April 8, 2022, in connection with the settlement of certain derivative actions (the “Settlement”), we agreed to enact certain corporate governance reforms (the “Reforms”) including that at least two-thirds of the members of our board of directors will be “independent directors” as defined in the Nasdaq listing standards, Sarbanes-Oxley Act and satisfy the following qualifications: (1) has no personal service contract(s) with us or any member of our senior management; and (2) is not employed by a public company at which an executive officer of the company serves as a director, regardless of whether that executive officer serves on the compensation committee of that public company (the “Additional Independence Qualifications”). These Additional Independence Qualifications are contained in our corporate governance guidelines available on our website at https://investors.beyondmeat.com. Pursuant to the Settlement, the company is required to maintain the Reforms for a period of no less than four years after the effective date defined in the Settlement.
In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and human capital management and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. To be considered independent for purposes of Rule 10A-3 and under Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered independent for purposes of Rule 10C-1 and under Nasdaq rules, our board of directors must affirmatively determine that each member of the human capital management and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital management and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such

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director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
As previously disclosed on Form 8-K filed with the SEC on December 21, 2022, in connection with the Reforms, we established a risk committee. The risk committee charter requires that each member of the risk committee shall be “independent,” as that term is defined from time to time in Section 10A(m) of the Exchange Act and the applicable rules and regulations of the SEC, and shall meet the independence requirements under Nasdaq rules. To be considered independent as defined in Section 10A(m) of the Exchange Act and under Nasdaq rules, a member of the risk committee may not, other than in his or her capacity as a member of the risk committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the company or any of its subsidiaries; or (2) be an affiliated person of the company or any of its subsidiaries. Pursuant to the Settlement, the company is required to maintain the Reforms for a period of no less than four years after the effective date defined in the Settlement.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and director nominees and considered whether any director or director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and director nominee concerning his or her background, employment, affiliations, including family relationships and direct and indirect investments in plant-based food companies and other businesses, and personal service contracts with the company, our board of directors determined that each of Messrs. Goldman, Koch, Lane and Murray and Mses. Bakhshi, Grayson, Jay and Waller do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees is “independent” as that term is defined under the applicable rules of the SEC and the listing standards of Nasdaq and meets the Additional Independence Qualifications. Mr. Brown, as our President and Chief Executive Officer, is not independent under Nasdaq’s independence standards. Our board of directors also determined that each former director Sally Grimes, Muktesh “Micky” Pant and Ned Segal, who each stepped down as a Class I director at the end of his or her term on May 23, 2024, was independent during the time he or she served on our board of directors. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence. There are no family relationships among any of our directors, director nominees or executive officers.
Board of Directors Leadership Structure
Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure independent oversight of management. Under our corporate governance guidelines, our board of directors does not require the separation of the offices of the chair of the board and the chief executive officer. Our board of directors may choose its chair in any way that it considers in the best interests of our company.

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The duties of the chair of the board, lead independent director and chief executive officer are set forth in the following table and further described below.

CHAIR OF THE BOARD	LEAD INDEPENDENT DIRECTOR	CHIEF EXECUTIVE OFFICER
•Provides guidance to the chief executive officer	•Calls special meetings of our board of directors, along with the chair of the board, the chief executive officer or a majority of the board of directors	•Sets strategic direction of the company
•Presides over meetings of the full board of directors	•Presides over executive sessions of the independent directors	•Sets the day-to-day leadership and performance of the company
•Calls special meetings of our board of directors, along with the chief executive officer, the lead independent director or a majority of the board of directors	•Serves as a liaison between the chair and the chief executive officer and the independent directors	•Provides general supervision, direction and control of the business and affairs of the company
	•Consults with the chair and the chief executive officer regarding information sent to our board of directors in connection with its meetings	•Presides at all stockholder meetings, unless otherwise designated by the board of directors or by our Bylaws

•Makes recommendations to the chair of the board regarding the retention of consultants who report directly to the board of directors (other than consultants who are selected by the various committees of the board)

Currently, Seth Goldman serves as Chair of the Board and Ethan Brown serves as Chief Executive Officer. Mr. Goldman served as Executive Chair from October 2015 through February 2020. Raymond J. Lane served as Lead Independent Director until February 9, 2023, when Kathy N. Waller was appointed by our board of directors to the role. Our chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chair of the board provides guidance to our chief executive officer and presides over meetings of the full board of directors. Our board of directors believes that this overall structure of a separate chair of the board and chief executive officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of our board of directors.

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Our board of directors has concluded that the current leadership structure is appropriate at this time. However, our nominating and corporate governance committee will periodically consider this leadership structure and make recommendations to the board of directors with respect thereto as our nominating and corporate governance committee deems appropriate.
Lead Independent Director; Executive Sessions of Independent Directors
Under our Bylaws, our board of directors may, in its discretion, elect a lead independent director from among its members that are independent directors. Kathy N. Waller currently serves as our Lead Independent Director.
Under our Bylaws, our lead independent director will preside at all meetings at which the chair of the board is not present, may call special meetings of our board of directors, and will exercise such other powers and duties as may be assigned by our board of directors. Under our corporate governance guidelines, our lead independent director will, among other things, preside over executive sessions of the independent directors; serve as a liaison between the chair of the board and the chief executive officer and the independent directors; consult with the chair of the board and the chief executive officer regarding information sent to our board of directors in connection with its meetings; have the authority to call meetings of our board of directors and meetings of the independent directors; make recommendations to the chair of the board regarding the retention of consultants who report directly to the board of directors (other than consultants who are selected by the various committees of the board of directors); be available under appropriate circumstances for consultation and direct communication with stockholders; and perform such other functions and responsibilities as requested by our board of directors from time to time. Our lead independent director will also encourage direct dialogue between all directors (particularly those with dissenting views) and management.
To encourage and enhance communication among independent directors, and as required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions, on a periodic basis but no less than twice a year, at which only independent directors are present. Any independent director can request that an additional executive session be scheduled.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is to oversee our risk management process. The board believes that each director should understand the principal risks associated with the company’s business on an ongoing basis and it is the responsibility of management to ensure that the board and its committees are kept well informed of these changing risks on a timely basis. It is important that the board oversees the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards.
Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various committees of our board of directors that address the risks inherent in their respective areas of oversight as described below. Risk assessment and risk management are the responsibility of the company’s management. While the board provides the ultimate oversight function over risk assessment and risk

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management, the risk committee’s responsibility in this regard is, along with the audit committee, to provide an initial level of oversight and review and to report to the board of directors on these issues. This risk process includes regular discussions with management about our major risk exposures, their potential impact on our business, and management strategies for adequately mitigating and managing identified risks.

BOARD OF DIRECTORS
•Oversees the company’s program to prevent and detect violations of law, regulation or company policies and procedures.	•Monitors and assesses enterprise risk exposure.	•Reviews periodic reports from each of the committees on their areas of risk oversight.

AUDIT COMMITTEE
•Oversees the company’s risks relating to financial matters, financial reporting and auditing, internal audit, and the steps our management has taken to monitor and control these exposures.	•Monitors compliance with legal and regulatory requirements.	•Provides oversight with respect to ethical conduct and any related matters.

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE
•Assesses and monitors whether any of our compensation programs and practices has the potential to encourage excessive risk‑taking.	•Oversees and assesses any risks associated with the company’s human capital management programs and practices.	•Employs an independent compensation consultant to assist in designing and reviewing compensation programs, including the potential risks created by the programs.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
•Oversees risks associated with board organization, membership and structure, and corporate governance.	•Monitors risks relating to and arising from the company’s ESG programs and practices.	•Oversees compliance with key corporate governance policies, including the company's corporate governance guidelines, and oversees and reviews ESG practices, policies and programs.

RISK COMMITTEE
•Assists the board of directors and the audit committee in the oversight of the company’s management of key risks, including strategic and operational risks and legal, compliance and ethics risks.	•Reviews and assesses compliance with the company’s guidelines, policies and processes for monitoring and mitigating such key risks.
•Oversees non-financial compliance matters, including those relating to enterprise-wide risks, in coordination with the audit committee.
•Reviews cybersecurity risks and incidents and any other risks and incidents relevant to the company’s computerized information system controls and security.

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Information Security and Risk Oversight
In February 2024, our board of directors delegated oversight of cybersecurity risks and incidents and any other risks and incidents relevant to our computerized information system controls and security to the risk committee. Prior to February 2024, the board of directors had delegated this oversight to the audit committee. The risk committee oversees management’s implementation of our cybersecurity risk management program.
The risk committee receives annual reports from management on our cybersecurity risks. In addition, management updates the risk committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential. The risk committee reports to the full board of directors regarding its activities.
Our IT team, including our Director of IT, is responsible for assessing and managing our material risks from cybersecurity threats. The IT team has primary responsibility for our overall cybersecurity risk management program and supervises both our internal cybersecurity personnel and our retained external cybersecurity consultants. Members of our IT team bring over a decade of combined experience in operational technology support across a range of industries. Team members hold industry-standard certifications in Systems, Security and Network Administration, and are required to complete security awareness training multiple times per year to adhere to best practices.
Our IT team supervises efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment.
ESG Oversight
Our nominating and corporate governance committee, with the assistance of the ESG Executive Steering Committee (the “ESG Committee”), has oversight responsibility of our ESG program. The nominating and corporate governance committee oversees and reviews our ESG practices, policies, programs and public disclosure, oversees our engagement with proxy advisory firms and other stakeholders on ESG matters, reviews stockholder proposals submitted to the company that are within the purview of this committee and provides guidance to the ESG Committee. Our ESG Committee, comprising a team of cross-functional senior leaders, sets the strategic direction for our ESG program and oversees compliance with ESG-related legal and regulatory requirements. The ESG Committee is led by Mr. Brown, our President and Chief Executive Officer, who is also a member of the board of directors. The ESG Committee meets regularly and reports to the nominating and corporate governance committee with quarterly progress updates.
We have policies that address our ESG priorities, including a Climate Change Policy, an Enterprise Human Rights Policy, an Environmental Policy and a Supplier Code of Conduct. These policies outline our commitments to reducing our contribution to climate change, mitigating ESG risks, enhancing environmental

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stewardship, ensuring human rights adherence within our operations and supply chain, and articulating our ESG expectations for suppliers.
Our board of directors believes that our human capital management initiatives are vital to the success of our company and is actively engaged in overseeing our people and culture strategy. Our board of directors has delegated oversight responsibility of our human capital management efforts, including recruiting, engagement, retention, employee learning, career development and progression, succession planning, employment practices, and equity and inclusion, to our human capital management and compensation committee.
Corporate Governance Guidelines
Our board of directors maintains corporate governance guidelines that address items such as:

•director qualifications and criteria;
•size and composition of the board of directors;
•director independence;
•chair of the board and lead independent director;
•board meetings;
•director responsibilities and selection;
•employee and stockholder communications with our board of directors;
•executive sessions;
•board committees;
•risk oversight;
•conflicts of interest;

•attendance at annual meeting of stockholders;
•director compensation;
•director orientation and continuing education;
•director access to officers and employees and authority to retain and access advisors;
•CEO and senior management succession planning;
•CEO and executive officer performance reviews;
•performance evaluation of our board of directors and its committees;
•director resignation policy; and
•director and senior executive stock ownership.

Our corporate governance guidelines are available under the “Investors” section of our website at https://investors.beyondmeat.com.
Code of Business Conduct and Ethics
We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, contractors and consultants. Our code of business conduct and ethics is available under the “Investors” section of our website at https://investors.beyondmeat.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or our directors on the same website. We will also provide a paper copy of our code of business conduct and ethics, free of charge, to any stockholder upon written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245.

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Our code of business conduct and ethics addresses items such as:

•legal compliance;
•insider trading;
•international business laws;
•lawsuits, legal proceedings and record preservation;
•conflicts of interest;
•corporate opportunities;
•financial integrity and public reporting;
•conduct of senior financial employees; •gifts and entertainment; •political contributions; •competition and fair dealing; •confidentiality; •media contracts and publications; and •inclusion and belonging.

Director Orientation and Continuing Education
Our company provides for an orientation process for new directors that includes background material, meetings with senior management and visits to company facilities. The board of directors encourages all directors to stay abreast of developing trends for directors from the variety of sources available. Directors may be expected, based on the recommendations of our nominating and corporate governance committee, to participate in continuing educational programs relating to our company’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. We also provide all directors with National Association of Corporate Directors membership.
Meetings of the Board of Directors
Directors are expected to regularly attend meetings of our board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance of such meetings.
Our board of directors held six meetings (including regularly scheduled and special meetings) during 2024. During 2024, each director attended at least 75% of the total number of aggregate board and committee meetings on which he or she served (held during the period that such director served), except for Ms. Bakhshi, who attended six out of nine aggregate board and committee meetings on which she served (held during the period that she served). Under our corporate governance guidelines, directors are invited and encouraged to attend our annual meeting of stockholders, either in person, telephonically or virtually. Six directors and three director nominees attended our 2024 annual meeting of stockholders.

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Board Committees
Our board of directors may designate one or more committees in accordance with our Bylaws. Our board of directors has a standing audit committee, a standing human capital management and compensation committee, a standing nominating and corporate governance committee, and a standing risk committee, each of which has the composition and the responsibilities described below. Copies of the charters for each standing board committee are available under the “Investors” section of our website at https://investors.beyondmeat.com. Members serve on these standing committees at the discretion of our board of directors and may be replaced by the board of directors at any time or for any reason.

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Membership and Functions of the Committees of the Board of Directors

AUDIT
COMMITTEE
Current Members:
Kathy N. Waller, Chair
Nandita Bakhshi*
Joshua M. Murray*
Number of Meetings
Held in 2024: 4
*Ms. Bakhshi and Mr. Murray were appointed as members of the audit committee effective May 23, 2024.
Ned Segal served as a member of the audit committee through the end of his term as a Class II director on May 23, 2024.
Colleen Jay served as a member of the audit committee through May 23, 2024.

Our audit committee’s responsibilities include:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing the activities of our internal audit function, including reviewing and approving our annual internal audit plan and internal audit charter;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•reviewing reports and recommendations from the risk committee on risk-related issues and, in conjunction with the risk committee, determining whether and how such risks should be disclosed in our periodic filings with the SEC;
•reviewing our policies on corporate communications, insider trading and anti- corruption;
•assisting the risk committee and chief legal officer in an annual review and assessment of our code of business conduct and ethics and recommending changes for approval by our board of directors, and assisting the risk committee and chief legal officer in monitoring compliance with our code of business conduct and ethics;
•reviewing and assessing conflicts of interest under our code of business conduct and ethics;
•reviewing related-party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Each member of our audit committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our board of directors has determined that all three current members of our audit committee are “audit committee financial experts” as such term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, as amended.

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HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE
Current Members:
Colleen Jay, Chair*
Raymond J. Lane
Kathy N. Waller
Number of Meetings
Held in 2024: 5
*Ms. Jay was appointed as Chair of the human capital management and compensation committee effective May 23, 2024.
Muktesh “Micky” Pant served as Chair of the human capital management and compensation committee through the end of his term as a Class II director on May 23, 2024.

Our human capital management and compensation committee’s responsibilities include:
•oversight of our human capital management, including policies and strategies regarding recruiting, engagement, retention, employee learning, career development and progression, succession planning, inclusion and belonging, and employment practices;
•determining, reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer, and evaluating executive officer performance in light of corporate goals and objectives relevant to executive officer compensation;
•reviewing and assessing our management development and succession plans for our chief executive officer and other executive officers;
•periodically reviewing and approving the company’s peer group for executive compensation purposes;
•reviewing whether our compensation programs and policies, including any incentive plans, incentivize unnecessary and excessive risk taking and adequately promote long-term interests of the company;
•reviewing and approving any employment, change in control, severance or termination arrangements with our executive officers;
•reviewing, approving and administering incentive compensation and equity compensation plans, including delegation of authority to one or more officers of the company to grant stock options and other stock awards to non-executive officer employees, ambassadors and consultants;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•reviewing and approving our overall compensation philosophy;
•making recommendations regarding non-employee director compensation to our full board of directors;
•administering, reviewing and assessing the adequacy of our Policy for Recovery of Erroneously Awarded Compensation and recommend any proposed changes to the board of directors;
•determining, or recommending to our board of directors for approval, stock ownership guidelines for our executive officers and non-employee directors, and monitoring compliance with such guidelines; and
•reviewing and approving the proposals regarding the stockholder advisory vote on executive compensation and the frequency of such vote, and reviewing the results of such advisory votes and considering any implications.
Each member of our human capital management and compensation committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. In addition, each member of our human capital management and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act.

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NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Current Members:
Nandita Bakhshi, Chair*
Seth Goldman
Chelsea A. Grayson**
Number of Meetings
Held in 2024: 4
*Ms. Bakhshi was appointed as Chair of the nominating and corporate governance committee effective May 23, 2024.
Sally Grimes served as Chair of the nominating and corporate governance committee through the end of her term as a Class II director on May 23, 2024.
**Ms. Grayson was appointed as a member of the nominating and corporate governance committee effective May 23, 2024.

Our nominating and corporate governance committee’s responsibilities include:
•recommending to our board of directors for determination the desired qualifications, expertise and characteristics of board members;
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•reviewing the independence, skills and characteristics of board members, and the skills and characteristics of the board of directors as a whole;
•overseeing the evaluation and the performance of our board of directors, its committees and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•making recommendations to our board of directors for the creation of additional board committees or dissolution of board committees;
•developing and overseeing an orientation program for new directors and a continuing education program for current directors;
•overseeing our corporate governance practices, and recommending to the board of directors any changes to our corporate governance framework;
•reviewing governance-related stockholder proposals and recommending board responses;
•overseeing and reviewing our ESG practices, policies, programs and public disclosure, as well as our engagement with proxy advisory firms and other stakeholders on ESG matters;
•reviewing and monitoring key public policy trends, issues, regulatory matters and other concerns that may affect the company’s business and overseeing its engagement in the public policy process; and
•reviewing and assessing our corporate governance guidelines and recommending changes for approval by the board of directors.
Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations.

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RISK COMMITTEE
Current Members:
Chelsea A. Grayson, Chair*
Colleen Jay**
C. James Koch
Number of Meetings
Held in 2024: 4
*Ms. Grayson was appointed as Chair of the risk committee effective May 23, 2024.
**Ms. Jay served as Chair of the risk committee through May 23, 2024.

Our risk committee’s responsibilities include:
•reviewing our risk governance structure, risk assessment and risk management practices, the guidelines, policies and processes for risk assessment and risk management, and the effectiveness of applicable risk management frameworks;
•reviewing and assessing the categories of risk we face, including strategic and operational risks and legal, compliance and ethics risks, our risk tolerance and strategy relating to key risks as well as guidelines, policies and processes for monitoring and mitigating such risks;
•reviewing cybersecurity risks;
•assessing our compliance and risk mitigation programs and initiatives;
•reviewing disclosure regarding risk contained in our annual report on Form 10-K and quarterly reports on Form 10-Q, if any, and, in conjunction with the audit committee, determining whether and how risks and/or incidents should be disclosed in these SEC filings; and
•reviewing reports on selected risk topics as the committee deems appropriate from time to time.
Each member of our risk committee meets the requirements for independence under the listing standards of Nasdaq, SEC rules and regulations, and Section 10A(m) of the Exchange Act.

Compensation Committee Interlocks and Insider Participation
During 2024, Colleen Jay, Raymond J. Lane, Muktesh “Micky” Pant and Kathy N. Waller served on our human capital management and compensation committee. None of the members of our human capital management and compensation committee is or has been an officer or employee of our company and, none had or have any relationships with the company during the last completed fiscal year that are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or human capital management and compensation committee.
Communications with the Board of Directors
Stockholders and other interested parties may communicate with our board of directors as a whole, the chair of the board, lead independent director or the independent directors as a group, by writing to our board of directors c/o Secretary, Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of our board of directors will be forwarded to the chair of the board, the lead independent director or the independent directors as a group, as applicable. If the correspondence is addressed to our board

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of directors, the chair of the board will share it with the other board members if the chair determines it is appropriate for our board of directors to review such correspondence.
Listening to Our Stockholders
Our board of directors welcomes feedback from stockholders on our board composition, governance practices and policies, executive compensation framework, and other matters related to our strategy and performance. In 2023, we launched a formal stockholder outreach program in order to solicit additional input from stockholders and conducted a cycle of outreach in the fall of 2024 to gather feedback subsequent to our last annual meeting. Our outreach effort is conducted by a cross-functional team which may include employees and members of management from finance, investor relations, legal, ESG and corporate governance, as well as board representation, including the chair of our human capital management and compensation committee. Additionally, our CEO and CFO are engaged in meaningful dialogue with our stockholders through our quarterly earnings calls and investor-related outreach events.
At the time of our outreach in 2024, our institutional ownership totaled approximately 36% of our issued and outstanding shares. We solicited the views of our top institutional investors that we believe represented approximately 23% of our issued and outstanding shares as of August 7, 2024. We had discussions with and received feedback from investors representing approximately 17% of our issued and outstanding shares as of August 7, 2024.
In addition, as a result of prior feedback and discussions with stockholders, our board of directors instituted a majority voting standard for the election of directors in February 2024.
Director Compensation
Under our outside director compensation policy, we compensate non-employee directors for their service on our board of directors with a combination of cash and equity awards under our 2018 Equity Incentive Plan, the amounts of which are intended to be commensurate with their role and involvement. The compensation program for our non-employee directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors are also reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2024, Mr. Brown, our President and Chief Executive Officer, did not receive compensation for his board service under our outside director compensation policy.

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Our human capital management and compensation committee, which is composed solely of independent directors, has the primary responsibility for reviewing and making recommendations to our board of directors as to non-employee director compensation. Our human capital management and compensation committee has periodically reviewed and assessed the level, type and form of compensation paid to our non-employee directors. As discussed further below, in October 2024, our human capital management and compensation committee recommended and our board of directors adopted stock ownership guidelines for outside directors. There was no other change to our non-employee director compensation in 2024.
Cash Compensation
Under our outside director compensation policy, we pay our non-employee directors an annual cash retainer for service on our board of directors and an additional annual cash retainer for service on each committee on which the director is a member, payable in equal quarterly installments in arrears, prorated based on the days served in the applicable quarter. Our chair of the board, lead independent director and chair of each committee receive higher annual cash retainers for service in such roles. For each person who is elected or appointed for the first time to be an outside director, the first quarterly installment of the annual retainers set forth below will be paid for the first quarter that ends on or after the date of his or her initial election or appointment to be an outside director, prorated based on service during the quarter.
The cash compensation paid to our non-employee directors for service on our board of directors and for service on each committee of our board of directors on which the director is a member is as follows:

BOARD COMMITTEE	MEMBER ANNUAL CASH RETAINER ($)	CHAIR ANNUAL CASH RETAINER(1) ($)	LEAD INDEPENDENT DIRECTOR ANNUAL CASH RETAINER(1) ($)
Board of Directors	40,000	67,500	48,000
Audit Committee	7,500	17,500	—
Human Capital Management and Compensation Committee	5,000	10,000	—
Nominating and Corporate Governance Committee	3,000	8,000	—
Risk Committee	3,000	8,000	—

(1)In lieu of amount shown in member annual cash retainer column.

Equity Compensation
Initial Grant
Under our outside director compensation policy, each non-employee director elected or appointed to our board of directors for the first time is entitled to receive two restricted stock unit (“RSU”) awards upon the date of his or her initial election or appointment as a non-employee director. The first RSU award will have an RSU value of $250,000 and will vest in equal monthly installments over the 3-year period following the grant date, subject to the director’s continued service through the applicable vesting date. The second RSU award will have an RSU

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value of $105,000, prorated based on the number of full months that are expected to lapse between the non-employee director’s election or appointment to our board of directors and the next annual meeting of stockholders, and will vest in equal monthly installments over the total number of full months following the grant date that are expected to lapse between the director’s election or appointment to our board of directors and the next annual meeting of stockholders, subject to the director’s continued service through the applicable vesting date.
Annual Grant
On the date of each annual meeting of stockholders, each director whose service as a non-employee member of our board of directors will continue following such annual meeting will be granted an RSU award having an RSU value of $105,000. This RSU award will vest in equal monthly installments over the twelve-month period following the grant date, subject to the director’s continued service through the applicable vesting date.
RSU Value
For purposes of RSU awards granted under our outside director compensation policy, the number of shares of common stock subject to the RSU award will equal the RSU intended grant value divided by the average closing price of a share of our common stock as quoted on the Nasdaq Global Select Market over the thirty trading days preceding the grant date, rounded down to the nearest whole number of shares.
Vesting Acceleration
Non-employee directors’ RSU awards will vest in full immediately prior to, and contingent upon, a change in control of the company if the non-employee director remains in continuous service as a member of the board of directors until immediately prior to the change in control.
Award Limitations
Our 2018 Equity Incentive Plan contains the following maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any calendar year: total calendar year equity awards may not, when taken together with cash compensation received for service as a non-employee director for such calendar year, exceed $650,000 (or $900,000 in the non-employee director’s first calendar year of service as such). These maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. For purposes of the foregoing limit, the value of stock options and stock appreciation rights will be calculated using the Black-Scholes valuation methodology on the date of grant, and the value for all other types of equity awards will be determined by either (i) calculating the product of the fair market value per share on the date of grant and the aggregate number of shares subject to the award, or (ii) calculating the product using an average of the fair market value over a number of trading days and the aggregate number of shares subject to the award.

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Stock Ownership Guidelines for Outside Directors
In October 2024, our board of directors adopted stock ownership guidelines for outside directors to strengthen the alignment of interests between our non-employee directors and stockholders. Under the guidelines, each non-employee director is expected to own shares of our common stock having a value equal to at least five times the non-employee director’s annual cash retainer, within five years from the later of October 22, 2024, and the date he or she first became a non-employee director. The shares counted towards this ownership requirement include (i) shares owned outright by the non-employee director or any of such person’s immediate family residing in the same household; (ii) shares held in trust for the benefit of the non-employee director or such person’s immediate family residing in the same household; (iii) shares underlying vested but unsettled restricted stock and restricted stock units (whether time or performance-based); and (iv) unvested restricted stock and restricted stock units, excluding unvested performance-based restricted stock and/or restricted stock units (during periods preceding certification of attainment of the applicable performance conditions thereunder). As of December 31, 2024, each non-employee director was in compliance with the applicable stock ownership guidelines or on track to achieve compliance within the allotted five-year time frame.
Non-Employee Director Compensation Table
The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the year ended December 31, 2024. As a named executive officer, the compensation received by Mr. Brown is shown below in “Executive Compensation: Summary Compensation Table.”

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Nandita Bakhshi	33,544	362,585	—	396,129
Seth Goldman	70,500	107,244	—	177,744
Chelsea A. Grayson	30,824	362,585	—	393,409
Sally Grimes(3)	—	—	—	—
Colleen Jay	53,989	107,244	—	161,233
C. James Koch	43,000	107,244	—	150,244
Raymond J. Lane	45,000	107,244	—	152,244
Joshua M. Murray	28,709	362,585	—	391,294
Muktesh “Micky” Pant(4)	20,967	—	—	20,967
Ned Segal(4)	18,791	—	—	18,791
Kathy N. Waller	70,500	107,244	—	177,744

(1)Includes all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees. Amounts shown for Mses. Bakhshi and Grayson and Mr. Murray were prorated from May 23, 2024, when they joined the board of directors. Amounts shown for Messrs. Pant and Segal and Ms. Grimes were prorated through the end of their term as a Class II director on May 23, 2024.
(2)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the initial RSU award granted to Mses. Bakhshi and Grayson and Mr. Murray and the annual RSU awards granted to each of our non-employee directors on May 23, 2024 under our 2018 Equity Incentive Plan, as

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the RSU awards is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. This amount does not reflect the actual economic value that was realized upon the vesting of the award or may be realized upon the sale of the common stock underlying such award. As of December 31, 2024, each non-employee director held 6,242 outstanding unvested RSU awards, except Mses. Bakhshi and Grayson and Mr. Murray who each held 34,811 outstanding unvested RSU awards, Mr. Koch who held 15,494 outstanding unvested RSU awards and Ms. Jay who held 7,229 outstanding unvested RSU awards. As of December 31, 2024, the following non-employee directors held outstanding unexercised stock option awards: Mr. Goldman (70,940) and Ms. Waller (16,734). No other non-employee directors held outstanding stock option awards as of December 31, 2024.
(3)Ms. Grimes served as a director through the end of her term as a Class II director on May 23, 2024. Ms. Grimes waived payment of $20,176 in non-employee director fees for service during her term as a director in 2024.
(4)Messrs. Pant and Segal served as directors through the end of their respective terms as a Class II director on May 23, 2024.

Director and Officer Indemnification Agreements
We have entered, and may continue to enter into, separate indemnification agreements with our directors and executive officers, which provide indemnification in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For additional information, please see “Related Person Transactions—Indemnification of Directors and Officers.”

40 | | 2025 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Ethan Brown, Colleen Jay and Raymond Lane as nominees for election as Class III directors at the Annual Meeting. If elected, Mr. Brown, Ms. Jay and Mr. Lane will serve as Class III directors until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Mr. Brown, Ms. Jay and Mr. Lane are currently serving as directors of our company and have agreed to continue to serve if elected. For information concerning the nominees, please see “Board of Directors and Corporate Governance—Nominees for Director.”
If you are a stockholder of record and you sign your proxy card or vote by telephone, mobile device or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Brown, Ms. Jay and Mr. Lane. We expect that each of Mr. Brown, Ms. Jay and Mr. Lane will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.
Vote Required
Our Bylaws state that, to be elected, a nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election (with abstentions not counted as a vote cast either for or against that nominee’s election and broker non-votes having no effect); provided, however, that a plurality of the votes cast is sufficient to elect a director if our secretary determines that the number of nominees exceeds the number of directors to be elected. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors and any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non-vote) have no effect, meaning stockholders will not be permitted to vote against a nominee. The number of nominees does not exceed the number of directors to be elected; therefore, to be elected as a director at the Annual Meeting, a nominee must receive more votes cast “FOR” such nominee’s election than votes cast “AGAINST” such nominee’s election as described above.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS
Full details of our voting policy for nominees are set forth in our Bylaws. A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov.

The Board of Directors recommends a vote FOR each of the nominees named above.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025. Deloitte has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2025. Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by Delaware law, our restated certificate of incorporation or Bylaws. However, our audit committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our audit committee may reconsider the appointment.
We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2024 and 2023.

	2024 ($)	2023 ($)
Audit Fees(1)	2,180,000	2,293,000
Audit-Related Fees	—	—
Tax Fees(2)	216,000	210,400
All Other Fees(3)	1,895	16,895
Total Fees	2,397,895	2,520,295

(1)Audit Fees consist of fees for professional services rendered in connection with the audit of our financial statements, including the audited financial statements presented in our Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 5, 2025 (“2024 Form 10-K”) and our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 1, 2024, review of the interim financial statements included in our quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those years. For 2024 and 2023, this category includes fees for services rendered in connection with our shelf registration statement on Form S-3, including related comfort letter procedures, and services rendered in connection with our registration statement related to

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC.
(2)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including assistance regarding federal, state and international tax compliance.
(3)All Other Fees consist of fees for permitted products and services other than those that meet the criteria above.

Auditor Independence
In the year ended December 31, 2024, there were no other professional services provided by Deloitte, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.
Pre-Approval Policies and Procedures
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non‑audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by Deloitte in 2024 and 2023 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Deloitte requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the proposal. Broker non‑votes will also have no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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REPORT OF THE AUDIT COMMITTEE
The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the integrity of the company’s financial statements, the adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of Deloitte and the performance of its audits, and such other duties as directed by the board of directors. The audit committee presently consists of three independent directors. All audit committee members are considered financially literate under Nasdaq rules.
Management is responsible for Beyond Meat’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), and the financial reporting process, including management’s assessment of internal control over financial reporting. Deloitte is responsible for performing an independent audit of Beyond Meat’s consolidated financial statements and for expressing an opinion, based on the results of its audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.
The audit committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The audit committee also determined that Deloitte’s provision of non-audit services to the company in 2024 was compatible with Deloitte’s independence.
The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2024 with management. The audit committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to the company’s board of directors that such audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Kathy N. Waller (Chair)
Nandita Bakhshi
Joshua M. Murray
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 8, 2025. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, director nominees or executive officers.

NAME	AGE	POSITION
Ethan Brown	53	Founder, President and Chief Executive Officer, Board Member
Lubi Kutua	44	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	50	Chief Innovation Officer
Teri L. Witteman	56	Chief Legal Officer and Secretary
Jonathan Nelson	60	Chief Operations Officer
Drew Lufkin	47	Senior Vice President, Sales
ETHAN BROWN
Founder, President and Chief Executive Officer, Board Member
Ethan Brown is the Founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He has served as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., since January 2021, and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems, Inc. (NASDAQ: BLDP), a proton exchange membrane fuel cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat. Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is on the board of the American Cancer Society’s CEO’s Against Cancer (LA Chapter), is a Henry Crown Fellow at the Aspen Institute, was honored as part of The Independent’s Climate 100 for 2024, Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019 and Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown received an MBA degree from Columbia University, an MPP degree with a focus on Environment from the University of Maryland and a BA degree in History and Government from Connecticut College.
LUBI KUTUA
Chief Financial Officer and Treasurer
Lubi Kutua has served as the company's Chief Financial Officer and Treasurer since October 2022. Mr. Kutua served as Vice President, FP&A and Investor Relations from January 2019 to October 2022. Before joining Beyond Meat, Mr. Kutua served as Vice President, Equity Research, with a focus on the packaged foods and agribusiness sectors, at Jefferies, LLC from August 2015 to January 2019. Prior to that, Mr. Kutua served as

46 | | 2025 Proxy Statement

EXECUTIVE OFFICERS
Associate-Analyst, Equity Research, also focusing on packaged foods and agribusiness, at KeyBanc Capital Markets. He began his career in financial services at Goldman Sachs, most recently serving as Associate, Divisional Management Reporting. Mr. Kutua received his BA degree in Mathematics and Physics from Hamilton College, and his MBA degree from The New York University Leonard N. Stern School of Business.
DARIUSH AJAMI, PhD
Chief Innovation Officer
Dariush Ajami, PhD, joined Beyond Meat in June 2015. Since July 2018, Dr. Ajami has been Chief Innovation Officer of Beyond Meat. He served as Director of Chemistry from June 2015 to August 2016, Director of Research from August 2016 to August 2017 and Vice President of Innovation from August 2017 to July 2018. Prior to joining Beyond Meat, Dr. Ajami was an Assistant Professor of Molecular Assembly at The Scripps Research Institute and Skaggs Institute of Chemical Biology from July 2008 to June 2015, where he worked on the fundamentals of molecular assembly, natural products and their applications in therapeutic development. Dr. Ajami has a BS degree in Chemistry from Isfahan University, Iran, an MS degree in Organic Chemistry from the Chemistry and Chemical Engineering Research Center of Iran, and a PhD degree in Organic Chemistry from the Technical University of Brunswick (Technische Universität Braunschweig), Germany.
TERI L. WITTEMAN
Chief Legal Officer and Secretary
Teri L. Witteman joined Beyond Meat as General Counsel and Secretary in May 2019, and has served as Chief Legal Officer since April 2021. Prior to joining Beyond Meat, Ms. Witteman was a partner with Musick, Peeler & Garrett LLP from April 2016 to May 2019, specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Before joining Musick Peeler, Ms. Witteman was an attorney with Anglin Flewelling Rasmussen Campbell & Trytten LLP from September 2004 to April 2016, having started her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions. From December 2012 to September 2018, Ms. Witteman served as Secretary of Farmer Bros. Co. (NASDAQ: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Ms. Witteman has served on the board of directors of the El Segundo Economic Development Corporation since 2024, and as a member of the policy advisory council (previously the policy committee) of the Plant Based Foods Association since 2023. Ms. Witteman received her Juris Doctor degree, Order of the Coif, from UCLA School of Law, and her BA degree in Economics, with honors and distinction, from the University of California, Berkeley.
JONATHAN NELSON
Chief Operations Officer
Jonathan Nelson has served as the company’s Chief Operations Officer since January 2024. Prior to that, Mr. Nelson served as Senior Vice President, Operations from October 2022 to January 2024, Senior Vice President, Manufacturing Operations from December 2021 to October 2022, and Vice President, NA

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EXECUTIVE OFFICERS
Manufacturing Operations from May 2021 to November 2021, assuming additional responsibilities on an interim basis pending the search for a chief operating officer from August 2021 to December 2021. Prior to joining the company, from March 2021 to May 2021, Mr. Nelson served as Chief Executive Officer of JP Nelson Consulting, a private consulting firm. From January 2012 to January 2021, Mr. Nelson served in various roles with SunOpta, Inc. (NASDAQ: STKL), a global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, including as Vice President, Operations–Ingredients from January 2012 to March 2016, and Vice President, Operations–Plant Based Food and Beverage from March 2016 to January 2021. Mr. Nelson received his BS degree in Paper Science and Engineering from the University of Minnesota, and his MBA degree from the University of Mary.
DREW LUFKIN
Senior Vice President, Sales
Drew Lufkin joined Beyond Meat as Senior Vice President, Sales in April 2024. Before joining Beyond Meat, Mr. Lufkin served as Vice President of Sales–Retail/Foodservice at Heartland Food Products Group, a global leader in the consumer-packaged goods industry producing low-calorie sweeteners, coffee, creamers, adult nutrition and liquid water enhancers, from 2017 to 2024. Prior to that, Mr. Lufkin served as Vice President–Sales and Marketing from 2016 to 2017 and Division Vice President–Sales and Marketing from 2012 to 2016 at Kruger Products USA, a leading manufacturer and distributor of tissue and paper towel products. Prior to that, Mr. Lufkin served in various roles at Crossmark Sales & Marketing from 2004 to 2012, most recently as Division Manager. Mr. Lufkin received his BS degree in Business Administration from Babson College.

48 | | 2025 Proxy Statement

PROPOSAL NO. 3 ADVISORY (NON-BINDING) VOTE
TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires us to submit a non-binding, advisory proposal to our stockholders to approve the compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly known as “Say On Pay”). We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
This vote is advisory and non-binding on our company, the board of directors and the human capital management and compensation committee. However, the board of directors and the human capital management and compensation committee value the opinions of our stockholders and intend to consider the outcome of the vote when considering future compensation decisions for our named executive officers.
We believe that our executive compensation program creates the proper incentives for our executive officers. As described in greater detail under “Compensation Discussion and Analysis,” we have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our stockholders. We intend to present this advisory vote on named executive officer compensation to our stockholders on an annual basis.
Vote Required
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. Although the vote is a non-binding advisory vote, the human capital management and compensation committee will consider the outcome of the voting results in connection with its ongoing evaluation of the company’s executive compensation program.

The Board of Directors recommends a vote FOR the approval of the compensation of the company’s named executive officers, as disclosed in this proxy statement.

2025 Proxy Statement | | 49

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the compensation of our named executive officers (“NEOs”) for 2024 and is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our executive compensation program and the compensation granted or earned by the following NEOs in 2024:

NAME	TITLE
Ethan Brown	President and Chief Executive Officer
Lubi Kutua	Chief Financial Officer and Treasurer
Dariush Ajami, PhD	Chief Innovation Officer
Teri L. Witteman	Chief Legal Officer and Secretary
Jonathan Nelson	Chief Operations Officer
Executive Summary
2024 Business Performance Overview
Financial Overview and Highlights
Net revenues decreased to $326.5 million in 2024 from $343.4 million in 2023, representing a 4.9% decrease. We have generated losses since inception. Net loss in 2024 and 2023 was $160.3 million and $338.1 million, respectively, as weak demand, driven by prolonged softness in demand in the plant-based meat category and for our products in certain channels and regions and increased competition, among other things, resulted in declines in our net revenues that we were unable to offset with commensurate cost reductions. Our operating environment continues to be affected by uncertainty related to macroeconomic issues, including ongoing, further weakened demand in the plant-based meat category, inflation, higher interest rates, current and proposed future tariffs, and potential recessionary concerns, among other things, all of which have had and could continue to have unforeseen impacts on our actual realized results.

Net revenues of $326.5 million in 2024, a decrease of 4.9% year-over-year	23.7% decrease in operating expenses to $197.8 million in 2024 from $259.2 million in 2023(2)
150.4% increase in gross profit to $41.7 million in 2024 from a loss of $82.7 million in 2023(1)	Net cash used in operating activities of $98.8 million in 2024 compared to $107.8 million in 2023(3)
Gross margin of 12.8% in 2024 compared to a negative gross margin of 24.1% in 2023(1)	Net loss of $160.3 million, or $2.43 per common share, in 2024 compared to $338.1 million, or $5.26 per common share, in 2023(4)

(1)Gross profit and gross margin in 2023 were negatively impacted by certain non-cash charges totaling $77.4 million, consisting of $66.9 million in costs resulting from our Global Operations Review (as defined below), and $10.5 million from other specific non-cash charges.
(2)Operating expenses in 2024 included a $7.5 million accrual related to a consumer class action settlement. Operating expenses in 2023 included certain non-cash charges totaling $17.6 million resulting from our Global Operations Review.

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COMPENSATION DISCUSSION AND ANALYSIS
(3)“Free cash flow” is defined as net cash used in operating activities less purchases of property, plant and equipment. The following table presents the reconciliation of free cash flow to its most comparable GAAP measure, net cash used in operating activities, as reported (unaudited):

	YEAR ENDED DECEMBER 31,
(in thousands)	2024	2023
Net cash used in operating activities, as reported	$(98,813)	$(107,825)
Less: Purchases of property, plant and equipment	(11,015)	(10,564)
Free cash flow	$(109,828)	$(118,389)
(4)Adjusted EBITDA in 2024 was a loss of $101.7 million, or -31.1% of net revenues compared to an Adjusted EBITDA loss of $269.2 million, or -78.4% of net revenues, in 2023. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 74 to 75 of our 2024 Form 10-K.

DOMESTIC AND INTERNATIONAL DISTRIBUTION AS OF DECEMBER 2024(1)
~65,000 U.S. foodservice and retail outlets	~64,000 International foodservice and retail outlets
~129,000 total outlets worldwide	Products available in more than 65 countries worldwide

(1)The number of retail and foodservice outlets where Beyond Meat branded products are available was derived from rolling 52-week data as of December 2024.

Cost-Reduction Initiatives and Global Operations Review
In response to the difficult environment and the negative impact of certain factors on our business and the overall plant-based meat category, beginning in 2022 we pivoted our focus toward sustainable long-term growth supported by three pillars: (1) driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork and poultry platforms; (2) inventory reduction and cash flow generation through more efficient inventory management; and (3) focusing on near-term retail and foodservice growth drivers while supporting strategic key long-term partners and opportunities.
To reduce operating expenses, in November 2023, we initiated our review of our global operations (the “Global Operations Review”), which involves narrowing our commercial focus to certain anticipated growth opportunities, and accelerating activities that prioritize gross margin expansion and cash generation. These efforts have to date included, and may in the future include, the exit or discontinuation of select product lines such as Beyond Meat Jerky; changes to our pricing architecture within certain channels; cash-accretive inventory reduction initiatives; non-cash charges such as provision for excess and obsolete inventory and potential additional impairment charges, write-offs and disposals of fixed assets, and losses on sale and write-down of fixed assets; further optimization of our manufacturing capacity and real estate footprint; planned and future reductions in our workforce; and the planned suspension of our operational activities in China.
As part of this review, on November 1, 2023, our board of directors approved a plan to reduce our workforce by approximately 65 employees, representing approximately 19% of our global non-production workforce (or approximately 8% of our total global workforce). This decision was based on cost-reduction initiatives intended

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COMPENSATION DISCUSSION AND ANALYSIS
to reduce operating expenses. The November 2023 reduction-in-force was substantially complete by the end of 2023.
On February 24, 2025, our board of directors approved a plan to reduce our workforce in North America and the EU by approximately 44 employees, representing approximately 17% of our global non-production workforce (or approximately 6% of our total global workforce). The decision was based on cost-reduction initiatives intended to reduce operating expenses.
In addition, as part of our Global Operations Review, on February 24, 2025, our board of directors approved a plan to suspend our current operational activities in China, which are estimated to cease by the end of the second quarter of 2025. As part of this plan, we are reducing our workforce in China by approximately 20 employees, representing approximately 95% of our China workforce (or approximately 3% of our total global workforce). The decision was based on cost-reduction initiatives intended to reduce operating expenses.
2024 Executive Compensation Overview
The cornerstone of our compensation philosophy is pay for performance. We annually assess the financial performance of the company and have designed pay programs to align to the financial performance results and market expectations.
We closely align the compensation paid to our NEOs with achievement of both near- and long-term financial goals. Approximately 91% of the target compensation awarded in 2024 to Ethan Brown, our President and Chief Executive Officer, was performance-based or at risk, and approximately 81% of the target compensation awarded in 2024 to our other NEOs, as a group, was performance-based or at risk.
As discussed further below, in 2024 our peer group was revised to include only food and beverage companies within a relevant size range and remove biotechnology, pharmaceuticals and life sciences, and high-growth companies. In turn, 2024 target total direct compensation (“Target TDC”) of our President and Chief Executive Officer, Mr. Brown, was reduced by approximately 20%, from $6.9 million in 2023 to $5.5 million in 2024.
Alignment Between 2024 Performance and Executive Compensation
Our linkage of compensation paid to our NEOs with achievement of financial goals and stockholder interests is underscored by our NEOs’ year-end 2024 realizable total direct compensation (“Realizable TDC”) in relation to 2024 Target TDC.
Zero Payouts Under Our Short-Term Incentive (“STI”) Plan and Significant Reductions to Realizable Value of Stock Options and RSUs
For 2024, the STI plan design for executive officers was based 100% on company performance with funding based on the achievement of the following performance goals: net revenues; free cash flow; gross margin; and operating expenses.

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COMPENSATION DISCUSSION AND ANALYSIS
Our human capital management and compensation committee convened in February 2025 to discuss the level of achievement of the 2024 performance goals and determined that the 2024 threshold funding goals for net revenues, free cash flow, gross margin and operating expenses were not achieved. As a result, our NEOs did not receive any payments under our Executive Incentive Bonus Plan (“Bonus Plan”) for 2024.
By the end of 2024, the realizable value of stock options granted earlier in the year had fallen to zero and the realizable value of annual RSUs granted earlier in the year had fallen to approximately 38% of their grant-date target value.
CEO 2024 Target TDC and Year-End 2024 Realizable TDC
The graphic below shows year-end 2024 Realizable TDC in relation to 2024 Target TDC for our President and Chief Executive Officer, Mr. Brown. As shown below, Mr. Brown’s year-end 2024 Realizable TDC was approximately 32% of his 2024 Target TDC.

(1)Year-end 2024 Realizable TDC for RSUs is calculated based on the number of shares subject to the 2024 RSU award (230,297) multiplied by the closing price of the company’s common stock on December 31, 2024 ($3.76).
(2)Year-end 2024 Realizable TDC for Performance Stock Units (“PSUs”) is calculated based on the number of shares (at target performance) subject to the second and third tranches of the 2024 PSU award (100,841) multiplied by the closing price of the company’s common stock on December 31, 2024 ($3.76), and reflects the forfeiture of the number of shares (at target performance) subject to the first tranche of the 2024 PSU award (55,597) for the performance period January 1, 2024 to December 31, 2024. See “2024 NEO Compensation Details—Equity Awards—2024 PSU Awards.”

How the Board of Directors is Addressing Feedback About Our Compensation Program
Our board of directors and human capital management and compensation committee deem stockholder input essential and will continue to consider stockholder views in the evolution of our executive compensation

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program. The majority of the stockholders who voted at our 2024 annual meeting, representing approximately 85% of total votes cast, voted in support of our Say on Pay proposal.
In 2023, we launched a formal stockholder outreach program, which included attendance by the chair of our human capital management and compensation committee, in order to solicit additional input from stockholders on board composition, governance practices and policies, executive compensation framework, and other matters related to our strategy and performance. At the time of our outreach in 2023, our institutional ownership totaled approximately 39% of our issued and outstanding shares. In 2023, we solicited the views of our top institutional investors that we believe represented approximately 24% of our issued and outstanding shares and had discussions with and received feedback from investors representing approximately 19% of our issued and outstanding shares.
In 2024, we continued our formal stockholder outreach program. At the time of our outreach in 2024, our institutional ownership totaled approximately 36% of our issued and outstanding shares. We solicited the views of our top institutional investors that we believe represented approximately 23% of our issued and outstanding shares as of August 7, 2024. We had discussions with and received feedback from investors representing approximately 17% of our issued and outstanding shares as of August 7, 2024.
Feedback from our stockholder outreach program relating to executive compensation matters was shared with and considered by our human capital management and compensation committee. Stockholder feedback received in 2023 and 2024 was generally supportive of the design of our executive compensation program.
In response to stockholder feedback received in 2023, our human capital management and compensation committee made certain changes to our executive compensation program for 2024:
•Adjustments to peer group for compensation benchmarking. For 2024, the peer group was revised to include only food and beverage companies within a relevant size range and remove biotechnology, pharmaceuticals and life sciences, and high-growth companies.
•Introduction of performance-based long-term incentives. During our stockholder outreach program in 2023, certain stockholders expressed preference for a stronger performance component in our long-term incentive (“LTI”) plan design. Although we believe our stock option awards to be 100% performance-based with value tied to stock price performance, in 2024, we introduced PSUs for 50% of our CEO’s and CFO’s 2024 LTI awards (in lieu of 50% of our CEO’s and CFO’s LTI awards that had been granted in stock options for prior years), with vesting based on the company’s total shareholder return (“TSR”) relative to a TSR comparator group (“Relative TSR Performance”) for each performance period. The introduction of PSUs is intended to further align such executives’ long-term pay not only with share price movement but also other financial and/or operational imperatives.
In October 2024, our board of directors adopted stock ownership guidelines for outside directors to strengthen the alignment of interests between our non-employee directors and stockholders. As of December 31, 2024, each non-employee director was in compliance with the applicable stock ownership guidelines or on track to

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achieve compliance within the allotted five-year time frame. As presented under “Security Ownership of Certain Beneficial Owners and Management” beginning on page 101, the number of shares beneficially owned as of the Record Date by our President and Chief Executive Officer, Mr. Brown, is 3,553,463, which represents approximately 4.6% of the shares of common stock outstanding, and approximately 26-times Mr. Brown’s annual base salary, in each case, as of the Record Date.

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Compensation Practices and Governance Policies

WHAT WE DO		WHAT WE DON'T DO

✓	Pay for Performance. Performance-based or at risk pay represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Risks. Annual risk assessment of executive compensation program to ensure no excessive risk raking.

✓	Align the Interests of Executives with Those of Our Stockholders. Equity compensation represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Change in Control Payments. Cash change in control payments do not exceed two times annual target cash compensation.

✓	Maximum Payout Caps. Our Bonus Plan maintains maximum payout caps to avoid excessive payments and risk-taking.	✗	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.

✓	All Change in Control Payments Are Double Trigger. Double trigger includes a change in control of our stock ownership as well as termination of employment.	✗	No Excessive Perks. We do not provide any excessive perquisites to our NEOs.

✓	Independent Compensation Committee. Our human capital management and compensation committee is composed solely of independent directors.	✗	No Hedging or Pledging. All employees, including our NEOs, and our directors are prohibited from engaging in hedging or pledging our stock as collateral for a loan.

✓	Independent Compensation Consultant. Our human capital management and compensation committee directly retains an independent compensation consultant.	✗	No Repricing or Cash-out of Underwater Options. Our 2018 Equity Incentive Plan forbids the repricing and cash-out of underwater options without stockholder approval.

✓
Clawback Policy. We maintain a mandatory clawback policy in compliance with SEC rules and Nasdaq listing standards. Our clawback policy provides that the company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event the company is required to prepare an accounting restatement, unless our human capital management and compensation committee determines that recovery would be impracticable.

✓	Annual Say on Pay Vote. We conduct an annual advisory vote on the compensation of our NEOs.

✓
Annual Compensation Peer Group Review. Our human capital management and compensation committee reviews the composition of our compensation peer group annually and adjusts the composition of that peer group, if deemed appropriate.

✓	Introduction of PSUs. In 2024, we introduced PSUs for 50% of our CEO’s and CFO’s 2024 LTI awards.

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Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. In order to motivate and reward our NEOs for work that improves our long-term business performance and increases stockholder value, we have set out the following objectives:
•Align NEO compensation to the success of our business objectives;
•Align the interests of NEOs and stockholders with the goal of creating long-term stockholder value;
•Provide competitive compensation that attracts, motivates and retains top-performing NEOs; and
•Motivate NEOs to achieve results that exceed our strategic plan targets.
2024 NEO Compensation Details
Our three core elements of NEO direct compensation are base salary, an annual cash STI opportunity and long-term incentive equity awards. Most compensation awarded to each NEO was “at-risk” to the NEO because it was contingent on company performance. The graphics below reflect the approximate general distribution of these three core elements of NEO Target TDC awarded during 2024 as determined by our human capital management and compensation committee.
The above calculations include: (i) full annual base salary at highest level for each NEO including Mr. Brown ($500,000), Mr. Kutua ($390,000), Dr. Ajami ($440,000), Ms. Witteman ($415,000) and Mr. Nelson ($370,000); (ii) full cash STI bonus at target for each NEO, including Mr. Brown ($500,000), Mr. Kutua ($234,000), Dr. Ajami ($264,000), Ms. Witteman ($249,000) and Mr. Nelson ($222,000); and (iii) target value of equity awards based on 2024 annual equity awards for each NEO, including Mr. Brown ($4,500,000), Mr. Kutua ($2,000,000), Dr. Ajami ($1,550,000), Ms. Witteman ($1,200,000) and Mr. Nelson ($1,200,000).

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Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are determined by each NEO’s role and responsibilities, pay at comparable companies, our budget for the coming year, and the resulting total target compensation that can be earned given the individual’s base salary, related target cash STI opportunity and equity awards. Base salaries reflect a minority of total target compensation, with desired positioning generally aligned with at-market levels of the competitive talent market. In 2024, excluding executive officers, the company generally had a salary increase budget of 3.5% to 5.5% depending on geography (3.5% in the U.S.), reflecting 3.0% to 5.0% for merit increases (3.0% in the U.S.), and 0.5% for promotions and market adjustments, with any changes in base salary effective as of April 1, 2024.
The base salaries for each of our NEOs for 2024 and 2023 are summarized below.

NEO	2024 BASE SALARY ($)(1)	2023 BASE SALARY ($)(1)	PERCENT INCREASE
Ethan Brown	500,000	500,000	0.0%
Lubi Kutua(2)	390,000	390,000	0.0%
Dariush Ajami, PhD	440,000	440,000	0.0%
Teri L. Witteman	415,000	415,000	0.0%
Jonathan Nelson	370,000	370,000	0.0%

(1)Annualized base salary based on the rate in effect as of the last day of the year.
(2)Mr. Kutua’s base salary was increased to $450,000 effective February 1, 2025.

Executive Incentive Bonus Plan
The annual STI awards to our NEOs are granted under our Bonus Plan. Our Bonus Plan allows our human capital management and compensation committee to approve cash STI awards to selected officers and employees, including our NEOs, based upon performance goals established by our human capital management and compensation committee and tied to the performance criteria enumerated in the Bonus Plan. Bonus payments under the Bonus Plan are earned by our NEOs if we achieve specified performance goals, which advances our long-term strategic plans and, ultimately, stockholder value over time. We consider these cash payments to be performance-based compensation since payouts are directly tied to achievement of performance goals.
Performance goals under the Bonus Plan can be tied to financial, operational, strategic or other key objectives, and may be measured over performance periods of any length, in each case as determined by our human capital management and compensation committee. While our human capital management and compensation committee awards annual cash STI opportunities to our NEOs under the Bonus Plan, other types of performance-based cash awards could be granted under the Bonus Plan in accordance with its terms. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures, and any goals or actual results may be adjusted by our human capital management and compensation committee for any reason, including without limitation,

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one-time items or unbudgeted or unexpected items, when determining whether the performance goals have been met.
Our human capital management and compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period. Awards are typically subject to continued employment through the date the bonus is paid unless otherwise determined by our human capital management and compensation committee. Our board of directors or our human capital management and compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned bonus.
Cash STI Target
At the beginning of 2024, our human capital management and compensation committee set annual cash STI targets for each of our executive officers for purposes of their annual STI awards under the Bonus Plan. An annual cash STI target is the amount of cash STI compensation that an executive officer could earn if we achieve our performance goals for the year. Targets are expressed as a percentage of the executive officer’s base salary. In reviewing annual cash STI targets, our human capital management and compensation committee takes into consideration each executive officer’s role and responsibilities, pay at comparable companies and the resulting total target compensation. The annual cash STI targets for each of our NEOs for 2024 as compared to 2023 are summarized below.

NEO	2024 CASH STI TARGET (% OF BASE SALARY)	2023 CASH STI TARGET (% OF BASE SALARY)
Ethan Brown	100%	100%
Lubi Kutua	60%	60%
Dariush Ajami, PhD	60%	60%
Teri L. Witteman	60%	60%
Jonathan Nelson	60%	40%(1)

(1)In determining the 2023 actual cash STI payment for Mr. Nelson, our human capital management and compensation committee exercised positive discretion to increase Mr. Nelson’s bonus payment from $87,912 to $131,868 based on a target of 60% of base salary instead of 40% of base salary to align with the other NEOs.

Threshold Funding Goals
Our human capital management and compensation committee follows a robust target setting process for annual awards under the Bonus Plan, which considers, among other things, the company’s annual operating plan and external indicators, such as the economic environment and analyst perspectives. On an annual basis, our human capital management and compensation committee sets threshold funding goals for the Bonus Plan. In the first quarter of 2024, our human capital management and compensation committee approved performance goals under the Bonus Plan, including threshold performance goals for each performance metric which must be achieved before there is any funding for the performance metric under the Bonus Plan. Achievement produces

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funding of 50% of target with respect to each such goal. For 2024, the threshold funding goals are set forth in the table below under “2024 Corporate Performance Goals and Achievement.”
Performance Goals
In 2024, we established performance goals for our executive officers based on corporate performance metrics, rather than a mix of corporate and individual metrics, to foster teamwork among our executive officers and reflect the importance of company-wide performance to stockholder value.
Our 2024 corporate goals were designed to align with the company’s 2024 focus toward sustainable long-term growth supported by three pillars: (1) driving margin recovery and operating expense reduction through the implementation of lean value streams across our beef, pork and poultry platforms; (2) inventory reduction and cash flow generation through more efficient inventory management; and (3) focusing on near-term retail and foodservice growth drivers while supporting strategic key long-term partners and opportunities. Our human capital management and compensation committee believes these performance goals in the construct of the 2024 STI plan design encourage our executive officers to focus on execution of company strategy and priorities and their accountability to those priorities. Our 2024 corporate goals and the rationale for each of these goals is summarized in the table below.

CORPORATE GOALS	RATIONALE
Net revenues	Incentivizes revenue growth and rewards efforts to grow and expand our business
Gross margin	Incentivizes gross margin expansion to achieve and/or sustain our profitability and financial performance objectives
Free cash flow
Supports ability to make progress toward achieving and/or sustaining our profitability and financial performance objectives, including through lean value stream delivery of top projects, inventory reduction and cash flow generation

Operating expenses	Incentivizes cost management and expense reduction
2024 Corporate Performance Goals and Achievement
In addition to threshold funding goals, our human capital management and compensation committee approved target (100% funding), stretch target (150% funding) and maximum (200% funding) funding goals with respect to each performance goal that determine how much of the target may be paid to each NEO at each level of achievement of our performance goals.

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Our 2024 corporate performance goals, as established by our human capital management and compensation committee, and the level of achievement for each goal based on our final audited consolidated financial results, are set forth in the table below.

GOAL	WEIGHTING	THRESHOLD (50%)	TARGET (100%)	STRETCH (150%)	MAXIMUM (200%)	ACTUAL LEVEL OF ACHIEVEMENT
Net revenues $(M)	20%	$345.0	$355.0	$365.0	$400.0	$326.5
Gross margin	20%	17.5%	21.5%	25.0%	29.0%	12.8%
Free cash flow $(M)(1)	30%	$(65.0)	$(55.0)	$(45.0)	$(35.0)	$(100.0)
Operating expenses $(M)(2)	30%	$170.0	$160.0	$152.5	$145.0	$190.3

(1)In determining the actual level of achievement of the free cash flow goal, the human capital management and compensation committee excluded $10.0 million for a contract termination fee with a consulting firm.
(2)In determining the actual level of achievement of the operating expenses goal, the human capital management and compensation committee excluded certain accrued litigation settlement costs of $7.5 million.

Bonus Plan Payments
Upon the completion of 2024, our human capital management and compensation committee reviewed the company’s performance against the predetermined performance goals to determine the level of achievement of each performance goal and determined that the 2024 threshold funding goals were not achieved. As a result, our NEOs did not receive any payment under the Bonus Plan for 2024 performance.

NEO	2024 BASE SALARY ($)	2024 CASH STI TARGET (% OF BASE SALARY)	2024 CASH STI TARGET AMOUNT ($)	2024 ACTUAL CASH STI PAYMENT ($)
Ethan Brown	500,000	100	500,000	—
Lubi Kutua	390,000	60	234,000	—
Dariush Ajami, PhD	440,000	60	264,000	—
Teri L. Witteman	415,000	60	249,000	—
Jonathan Nelson	370,000	60	222,000	—
Equity Awards
We believe that equity awards align the interests of our NEOs with the long-term interests of our stockholders by rewarding long-term value creation measured by our stock price and by providing retention incentives through multi-year vesting periods.
In October 2024, our independent compensation consultant, WTW, reviewed our mid-year 2024 equity spend and share utilization for the period January 1, 2024 to June 30, 2024 in relation to practices of our peer group that was revised to include food and beverage companies only and exclude biotechnology, pharmaceuticals and life sciences, and high-growth companies. Based on this analysis, WTW determined that our equity run rate and annual dollar spend were each above the 75th percentile of food and beverage peers. The increase in annual share usage (run rate) was primarily driven by the company’s lower stock price. In addition, despite having declined approximately 4% from the prior year, our overall annual equity fair value to all LTI participants was

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above the 75th percentile of food and beverage peers. We expect our equity spend market position to improve as we further manage fair value and share utilization toward food and beverage industry practices.
Stock Options
The purpose of our stock option grants is to align the interests of our NEOs and stockholders through incentivizing long-term stock price growth. Stock options typically vest over four years from the vesting commencement date, with 25% vesting after year one and monthly thereafter, and encourage long-term performance as they are only valuable if our stock price increases over time, as the awards vest. We consider stock options to be performance-based compensation given that options are at-the-money at the time of grant and have no immediate realizable gain unless the company’s stock price increases.
Restricted Stock Units
The purpose of our RSU grants is to align our NEOs’ interests with long-term stockholder value creation, encourage executive retention and manage dilution. RSUs typically vest over four years from the vesting commencement date, with 25% vesting after year one and quarterly thereafter, which encourages long-term performance and helps to hold NEOs accountable for their decision-making given that the RSUs are directly subject to increases and decreases in our stock price, further aligning NEO and stockholder interests.
Performance Stock Units
Beginning in 2024, we introduced PSUs for 50% of our CEO’s and CFO’s 2024 LTI awards (in lieu of 50% of our CEO’s and CFO’s LTI awards that had been granted in stock options for prior years), with vesting based on the company’s Relative TSR Performance for each performance period. The introduction of PSUs is intended to further align such executives’ long-term pay not only with share price movement but also with other financial and/or operational imperatives.
PSUs are a type of LTI award earned based on company performance over a multi-year period, typically three years, expressed as a “unit” with underlying value tied to the company stock price. The number of units earned is based on performance outcomes over the performance period, with units earned settled in the form of cash, in shares of company stock (which have an aggregate fair market value equal to the value of the earned units) or in a combination thereof, as determined by the human capital management and compensation committee, as plan administrator, in its sole discretion, after the performance results are confirmed. The 2024 PSU awards are expected to be settled in shares of company stock.
As part of the transition to PSUs, the 2024 PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period. Each performance period begins on January 1, 2024 and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively. Future PSU awards to our CEO and CFO are expected to be based on a three-year performance period (100% with three-year cliff vesting).

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2024 Equity Awards
Executives typically receive their target equity award value in the form of (i) a new hire equity award or (ii) an annual equity award for continuing executives. In 2024, our human capital management and compensation committee granted annual equity awards under our 2018 Equity Incentive Plan to our NEOs. In the case of NEOs other than our CEO and CFO, such equity awards were composed of a 50/50 equity award mix (target dollar value) of RSUs and stock options. Our human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) of RSUs and stock options is appropriate for our new hire, promotion and annual equity awards to employees at the Vice President level and above because it incentivizes our executives to focus on long-term value creation, since stock options and RSUs, once earned, are intended to reward sustained increases in stock price (though only to the extent the employee vests in the award by remaining in service for the vesting period). As part of the transition to incorporating PSUs into our LTI program, in the case of our CEO and CFO, such equity awards were composed of a 50/50 equity award mix (target dollar value) of RSUs and PSUs, with PSUs replacing stock options for our CEO and CFO only. The human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) of RSUs and PSUs is appropriate for equity awards to our CEO and CFO because PSUs are intended to further align such executives’ long-term pay not only with share price movement but also with other financial and/or operational imperatives.
The table below shows the equity awards granted to our NEOs in 2024.

NEO	STOCK OPTIONS (#)	PSUs (#)	RSUs (#)	AGGREGATE GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)
Ethan Brown(1)	—	156,438	230,297	4,500,019
Lubi Kutua(1)	—	69,529	102,355	2,000,031
Dariush Ajami, PhD(2)	131,803	—	79,325	1,549,796
Teri L. Witteman(2)	102,041	—	61,413	1,199,843
Jonathan Nelson(2)	102,041	—	61,413	1,199,843

(1)Each PSU granted to Mr. Brown and Mr. Kutua on March 1, 2024 represents a contingent right to receive one share of common stock with market-based and service-based vesting conditions. The PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period (each performance period begins on January 1, 2024, and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively), with vesting at target equal to 50% of the total units subject to the PSU award, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company. The amounts shown in the table above for each PSU award represent the number of units that would be earned based on achievement of the target level of the performance conditions.
The RSUs granted to each of Mr. Brown and Mr. Kutua on March 1, 2024 vested as to 1/4th of the total number of shares subject to the RSU award on March 1, 2025 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

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(2)The stock options granted to Dr. Ajami, Ms. Witteman and Mr. Nelson on March 1, 2024 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on March 1, 2025 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Dr. Ajami, Ms. Witteman and Mr. Nelson on March 1, 2024 vested as to 1/4th of the total number of shares subject to the RSU award on March 1, 2025 and 1/16th of the total number of shares subject to the RSU award vested or will vest each quarter thereafter and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

2024 PSU Awards
Each PSU granted to Mr. Brown and Mr. Kutua on March 1, 2024 represents a contingent right to receive one share of common stock with market-based and service-based vesting conditions. The market-based performance condition is based upon the company’s Relative TSR Performance for each performance period. The TSR comparator group includes the companies included in the S&P Food and Beverage Select Industry Index, excluding companies in the S&P 500, as of the beginning of each of the three performance periods that apply to the PSUs (each performance period begins on January 1, 2024 and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively). The market-based performance condition allows for a range of vesting from 0% to 200% of the target amount, depending on the company’s Relative TSR Performance for the applicable performance period, as determined by the human capital management and compensation committee within 60 days following the end of the performance period. In addition to the market-based vesting condition, these PSUs are subject to the continued service of the executive officers through the last day of the applicable performance period. PSUs that are unvested three months following the end of the performance period will be forfeited and returned to our 2018 Equity Incentive Plan on that date, or such earlier date as determined by our human capital management and compensation committee.
The fair value of PSUs is measured on the grant date using a Monte Carlo valuation model. Each of the three performance periods is considered an individual tranche of the award referred to below as “Tranche I,” “Tranche II” and “Tranche III,” respectively.

TRANCHE	PSUs (#)	GRANT DATE FAIR VALUE PER PSU ($)	PERFORMANCE PERIOD
Tranche I(1)	80,307	13.49	1/1/24 – 12/31/24
Tranche II(2)	74,714	14.50	1/1/24 – 12/31/25
Tranche III(3)	70,946	15.27	1/1/24 – 12/31/26

(1)Tranche I consists of 55,597 and 24,710 target PSUs granted to Mr. Brown and Mr. Kutua, respectively.
(2)Tranche II consists of 51,725 and 22,989 target PSUs granted to Mr. Brown and Mr. Kutua, respectively.
(3)Tranche III consists of 49,116 and 21,830 target PSUs granted to Mr. Brown and Mr. Kutua, respectively.

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The first performance period for the 2024 PSUs began on January 1, 2024 and ended on December 31, 2024 (the “Tranche I Performance Period”). The shares subject to the Tranche I Performance Period (the “Tranche I Target PSUs”) were to vest on the last day of the Tranche I Performance Period in an amount equal to the applicable percentage set forth below for the Relative TSR Performance for the Tranche I Performance Period, so long as the applicable executive remained a service provider through such date:

RELATIVE TSR PERFORMANCE(1)	PERCENTAGE APPLICABLE TO THE RELATIVE TSR PERFORMANCE
Less than 30th percentile	0%
30th percentile	50%
50th percentile	100%
80th percentile and above	200%

(1)Straight-line interpolation shall determine the Percentage Applicable to the Relative TSR Performance when Relative TSR Performance is between the 30th and 50th percentiles or between the 50th and 80th percentiles.

For purposes of determining the vesting of the Tranche I Target PSUs, WTW calculated the company’s Relative TSR Performance for the Tranche I Performance Period based on information provided by the company and data sourced from Standard & Poor’s Capital IQ, and provided the results of such calculation in a letter to the company dated January 15, 2025 (the “WTW Letter”). WTW concluded that the company’s Relative TSR Performance for the Tranche I PSUs was less than the 30th percentile resulting in 0% of the Tranche I Target PSUs vesting. After consideration of the WTW Letter, on February 4, 2025, our human capital management and compensation committee determined that the company’s Relative TSR Performance for the Tranche I PSUs was less than the 30th percentile, resulting in 0% of the Tranche I Target PSUs vesting. Accordingly, the unvested Tranche I Target PSUs were forfeited and returned to our 2018 Equity Incentive Plan share reserve for future grant under our 2018 Equity Incentive Plan.
Target Value
The size of equity awards granted to each NEO is based on an estimated target dollar value. Our human capital management and compensation committee considers each NEO’s role and responsibilities, pay at comparable companies and the company’s annual grant guidelines in determining annual and new-hire awards. Our human capital management and compensation committee does not have a specific formula that weighs these factors. For 2024, our annual equity grant guidelines were significantly lower than annual equity grant guidelines of prior years, as we further manage equity fair value and share utilization toward food and beverage industry practices. New-hire grant guidelines were generally set at two-times the annual grant guidelines.
The target dollar value was converted into a number of shares based on the formula described in “Equity Element Allocation” below. The grant date fair value, which is disclosed in the table above and in the subsection titled “Summary Compensation Table” within the “Executive Compensation” section below reflects the accounting value on the grant date.

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The table below sets forth the initial target dollar value of each NEO's 2024 equity grant(s).

NEO	2024 TARGET DOLLAR VALUE ($)
Ethan Brown	4,500,000
Lubi Kutua	2,000,000
Dariush Ajami, PhD	1,550,000
Teri L. Witteman	1,200,000
Jonathan Nelson	1,200,000
Equity Element Allocation
In 2024, after setting the estimated target dollar value for each NEO’s annual equity awards, the human capital management and compensation committee sought to allocate the dollar value equally between stock options and RSUs, in the case of NEOs other than the CEO and CFO, and PSUs and RSUs for the CEO and CFO.
Prior to May 18, 2021, to determine the number of RSU shares to be granted, our human capital management and compensation committee divided (i) the target dollar value by (ii) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (i) the target dollar value by (ii) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
On May 18, 2021, upon the recommendation of WTW and to better align with the intended grant-date value to be delivered, our human capital management and compensation committee revised the methodology used to determine the number of shares and provided that the grant date closing share price would be used to determine the number of shares subject to equity awards. Under this revised methodology, to determine the number of RSU shares to be granted, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of the grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
Beginning with the annual and new-hire equity awards in February 2023, upon the recommendation of WTW and to better align the value delivered with share-based compensation expense, our human capital management and compensation committee revised the methodology used to determine the number of shares subject to stock option awards by dividing the dollar value of the award by the grant date Black-Scholes value of one option share with the company’s standard option terms, as determined by the company in consultation with the company’s plan administrator, rounded up to the next whole share.
The fair value of PSUs is measured on the grant date using a Monte Carlo valuation model. The market-based performance condition used for the 2024 PSU awards is based upon the company’s Relative TSR Performance,

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which is considered to be a market condition under FASB ASC Topic 718, for each performance period. The effect of the market condition is considered in determining the award’s grant date fair value, which is not subsequently revised based on actual performance for stock settled awards. The expense is therefore fixed at the time of grant in relation to this feature. The expense may only be adjusted for any service-related forfeitures. Consistent with FASB ASC Topic 718, the full grant date fair value (at target performance) for the market-related TSR component for all three tranches of the 2024 PSU awards is included in the amounts shown below. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Based on the valuation results under FASB ASC Topic 718, as determined by WTW, the fair value of the relative TSR portion of the 2024 PSU awards was as follows:

TRANCHE	TARGET VALUE OF PSU AWARD ($)	GRANT DATE FAIR VALUE PER PSU ($)	TARGET PSUs SUBJECT TO AWARD (#)	PERFORMANCE PERIOD
Tranche I
Ethan Brown	750,004	13.49	55,597	1/1/24 – 12/31/24
Lubi Kutua	333,338	13.49	24,710	1/1/24 – 12/31/24
Tranche II
Ethan Brown	750,013	14.50	51,725	1/1/24 – 12/31/25
Lubi Kutua	333,341	14.50	22,989	1/1/24 – 12/31/25
Tranche III
Ethan Brown	750,001	15.27	49,116	1/1/24 – 12/31/26
Lubi Kutua	333,344	15.27	21,830	1/1/24 – 12/31/26
Other Benefits
Nominal Cash Allowance
We provide our NEOs and certain other exempt employees a nominal allowance that is intended to be used to offset the cost of a cell phone and other electronic or work from home expenses.
General Health, Welfare and Other Benefit Plans
Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, including a company matching contribution thereunder, and, to the extent of any offering, our employee stock purchase plan. We believe these benefits are consistent with benefits provided by our peer group and help us to attract and retain high quality executives.
401(k) Plan
We maintain a defined contribution retirement plan for our eligible U.S. employees. Participants may make pre‑ and post-tax contributions to the plan from their eligible earnings, and we may make matching contributions and profit sharing contributions to eligible participants, in each case, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the “Code”). Effective January 1, 2022, we increased matching contributions under the 401(k) plan to a safe harbor match of 100% of the first 4% of employee contributions. We previously offered, including in 2021, matching contributions under the 401(k) plan equal to up to 50% of

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employee contribution to a maximum of $3,000. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The plan is intended to be qualified under Section 401(a) of the Code, and the plan’s trust is intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified 401(k) plan, the pre-tax contributions to the 401(k) plan and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Post-tax contributions and income earned on such contributions are not taxed at the time of withdrawal, provided it is a qualified distribution. The table under “All Other Compensation” of the “Summary Compensation Table” provides additional information regarding 401(k) plan matching contributions made to our NEOs in 2024.
Perquisites and Other Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our NEOs, except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2024, none of our NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, other than Mr. Nelson who received reimbursement of commuting expenses. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described above.
Change in Control and Severance Benefits
Each of our current executive officers has entered into an agreement with the company which provides for certain cash and/or equity severance benefits in the event the executive is involuntary terminated without cause or resigns for good reason in connection with a change in control. Enhanced cash severance benefits and equity benefits are only provided if there is a “double trigger” to preserve morale and productivity, and to encourage executive retention in the event of a change in control. In addition to requiring a change in control for Beyond Meat, benefits are only provided if the eligible executive is involuntarily terminated without cause or resigns for good reason.
All such benefits are subject to certain conditions which benefit Beyond Meat, including, among other things, the executive executing a general release of claims in favor of the company and complying with the terms of his or her confidentiality agreement and all company policies.
Our human capital management and compensation committee believes these incentives will help us retain our executives, and therefore maintain the stability of our business, during the potentially volatile period accompanying a change in control.
Potential payment obligations under the change in control severance arrangements with our NEOs are described in the subsection titled “Potential Payments upon Termination or Change in Control” in the “Executive Compensation” section below.

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Compensation Setting Process
Role of Human Capital Management and Compensation Committee
Under its charter, our human capital management and compensation committee is responsible for, among other things, determining the amount and form of compensation paid to our executive officers, including our CEO. In exercising this authority, our human capital management and compensation committee reviews and approves corporate goals and objectives relevant to executive officer and CEO compensation at least annually; evaluates executive officer and CEO performance in light of such goals and objectives, including the relationship of such compensation to corporate performance; and, based on such evaluation, determines the level of executive officer and CEO compensation, including base salary, bonus, incentive or performance-based compensation, and equity awards. Except with respect to determining our CEO’s compensation, our human capital management and compensation committee may delegate its authority to a subcommittee of the human capital management and compensation committee or other members of our board of directors who satisfy the eligibility criteria required of human capital management and compensation committee members. Our human capital management and compensation committee may also delegate to one or more of our officers the authority to grant stock options and other stock awards to our non-executive employees, ambassadors and consultants. In December 2021, the human capital management and compensation committee delegated to Ethan Brown, our President and Chief Executive Officer, the authority to grant new hire and/or promotion RSUs within specified quantitative parameters to certain non-executive employees, without further action by the human capital management and compensation committee or board of directors.
Role of Management
Typically, our chief executive officer attends human capital management and compensation committee meetings, makes recommendations to our human capital management and compensation committee regarding compensation for the other executive officers, but is not present during discussion, deliberation and decisions regarding his own compensation. Our human capital management and compensation committee then reviews the recommendations and other data and makes decisions as to the total compensation for each executive officer, as well as the allocation of the amount of total compensation between base salary, bonus, incentive or performance-based compensation, and equity awards. No executive officer has any role in approving his or her own compensation. Our human capital management and compensation committee regularly meets in executive session, without members of the management team present, when discussing and approving executive compensation.
Role of Human Capital Management and Compensation Committee Consultant
Our human capital management and compensation committee has the sole authority to retain the services of compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the committee in carrying out its responsibilities. In August 2020, our human capital management and

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compensation committee engaged WTW, an independent compensation consulting firm, to serve as its compensation consultant and to assist it with its duties and responsibilities.
WTW has advised our human capital management and compensation committee on a variety of topics, such as our executive pay philosophy; the relevant talent market and market data sources including our peer group composition; pay program design, including STI and LTI plan design related to company priorities and strategic objectives (including the introduction of PSUs to our LTI program); regulatory developments and requirements; non-employee director compensation; and broader human capital governance matters. In addition to such services provided by WTW’s advisors to our human capital management and compensation committee, during 2024 other WTW advisors provided other services to management through WTW’s Health, Wealth and Career segment. WTW uses competitive market data to provide ranges for total compensation, including base salary, incentive compensation and equity compensation, that are consistent with our compensation peer group for our human capital management and compensation committee to consider. In determining the total compensation for our executive officers, our human capital management and compensation committee, with assistance from the compensation consultant, reviews the compensation practices and levels of our compensation peer group to assess whether individual total compensation is sufficiently competitive to attract and retain our executive officers. The human capital management and compensation committee regularly reviews the compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes. The human capital management and compensation committee also considers general industry survey data and food and beverage industry survey data, generally from companies of a similar revenue size, to further inform executive pay decisions.
Our human capital management and compensation committee generally seeks to target total direct compensation to within the 50th to 60th percentiles of peer group companies, with total cash compensation (base salary and STI compensation) targeted at the 50th percentile, and long-time incentive compensation targeted at the 50th to 75th percentile. Although its analysis of competitive market data provides our human capital management and compensation committee with guiding information and a broad market check, our human capital management and compensation committee does not specifically benchmark compensation for our executive officers in terms of picking a particular percentile relative to other people with similar roles at peer group companies. Instead, our human capital management and compensation committee also applies its subjective judgment in determining the total compensation for each executive officer and considers the compensation peer group data in conjunction with a number of factors, including an executive officer’s individual skills and expertise, and the scope and criticality of each executive officer’s role.
WTW maintains policies and protocols designed to prevent any conflicts of interest. Our human capital management and compensation committee has assessed the independence of WTW, taking into account, among other things, the factors set forth in the SEC’s rules and regulations and the Nasdaq listing standards, and concluded that the engagement of WTW does not raise any conflicts of interest or similar concerns.

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After considering the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and Nasdaq Listing Rule 5605(d)(3)(D), including a review of WTW’s representations to the human capital management and compensation committee regarding each factor, the human capital management and compensation committee determined that WTW was independent.
Peer Group Comparisons for Benchmarking NEO Compensation
2024 Peer Group
Our human capital management and compensation committee reviews compensation data from a specific group of companies that are similar to us in considering the compensation of our NEOs. Our human capital management and compensation committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in our human capital management and compensation committee’s pay decisions, which also reflect individual skills and expertise, the scope and criticality of the NEO’s role, and other factors that are deemed to be important based on our human capital management and compensation committee’s business judgment.
For 2024, with respect to the NEOs, our human capital management and compensation committee had access to market data that captured a range of pay. Our human capital management and compensation committee examined the range of pay to provide for meaningful differentials in pay levels that represented differences in the criticality and performance of each role across companies, and also reflected the full range of competitive pay at our peer companies without focusing on extreme outliers.
For 2024, based upon input from management and the recommendation of WTW, our human capital management and compensation committee revised the peer group to include only food and beverage companies within a relevant size range based on revenues, market capitalization and headcount, and to remove biotechnology, pharmaceuticals and life sciences, and high-growth companies. The human capital management and compensation committee believed this peer group revision was appropriate in light of the company’s slowing rate of growth since 2020 and competitors for executive talent.

2024 PEER GROUP
BellRing Brands, Inc.	Lancaster Colony Corporation	Thorne HealthTech, Inc.
Benson Hill, Inc.	Lifecore Biomedical, Inc.	Tootsie Roll Industries, Inc.
The Boston Beer Company, Inc.	Medifast, Inc.	United Malt Group Limited
BRC Inc.	Seneca Foods Corporation	The Vita Coco Company, Inc.
Calavo Growers, Inc.	The Simply Good Foods Company	Vital Farms, Inc.
Celsius Holdings, Inc.	Sovos Brands, Inc.	Westrock Coffee Company
Freshpet, Inc.	SunOpta Inc.
2025 Peer Group
For 2025, based upon input from management and the recommendation of WTW, our human capital management and compensation committee revised the peer group to include only food and beverage companies within a relevant size range based on revenues, market capitalization and headcount, and remove

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companies that have been acquired or taken private, changed business models or characteristics, or have extraordinarily low market capitalization.

2025 PEER GROUP
BellRing Brands, Inc.	Freshpet, Inc.	SunOpta Inc.
The Boston Beer Company, Inc.	Lancaster Colony Corporation	Tootsie Roll Industries, Inc.
BRC Inc.	Medifast, Inc.	The Vita Coco Company, Inc.
Calavo Growers, Inc.	Seneca Foods Corporation	Vital Farms, Inc.
Celsius Holdings, Inc.	The Simply Good Foods Company	Westrock Coffee Company
Other Important Compensation Practices
We have an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our insider trading policy is filed as an exhibit to our 2024 Form 10-K. With regard to the company’s trading in its own securities, it is the company’s policy to comply with the federal securities laws and the applicable exchange listing requirements. In addition, the company has adopted the policies set forth in the table below which include important compensation practices the company observes.

NAME OF POLICY	CONSIDERATIONS	MATERIAL FEATURES
Anti-Hedging Policy	Hedging insulates executives from stock price movement and reduces alignment with stockholders.
Our insider trading policy prohibits our employees, including our NEOs, and our directors from engaging in the following types of hedging transactions involving our common stock: (1) selling short any Beyond Meat stock or other Beyond Meat security; (2) buying or selling puts or calls or other derivatives on Beyond Meat securities; or (3) otherwise entering into any hedging arrangements involving Beyond Meat securities.

Anti-Pledging Policy	Pledging raises potential risks to stockholder value, particularly if the pledge is significant.	Our insider trading policy also prohibits our employees, including our NEOs, and our directors from holding our common stock in a margin account or pledging it as collateral for a loan.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We provide the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation S-K under the Exchange Act. The company’s practice has been to grant LTI equity awards on a predetermined schedule. Generally, during the first quarter of the year, our human capital management and compensation committee reviews the value, amount and mix of

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equity compensation to be awarded (inclusive of RSUs, PSUs and stock options) to executive officers. Our human capital management and compensation committee then generally approves the grant of such equity awards on the first business day of the company’s open trading window after the company’s release of financial results for the prior year through the filing of a Current Report on Form 8-K and accompanying earnings release and earnings call, which may occur before the filing of the company’s Annual Report on Form 10-K for the prior year. In the event there is a delay in reviewing the value, amount and mix of such awards, the approval of the grant of such awards by our human capital management and compensation committee will be deferred until the first business day of the company’s open trading window after the company’s release of quarterly financial results through the filing of a Current Report on Form 8-K and accompanying earnings release and earnings call, which may occur before the filing of the company’s Quarterly Report on Form 10-Q for such quarter.
Our human capital management and compensation committee does not take material nonpublic information into account when determining the timing and terms of LTI equity awards. Instead, the timing of grants is generally in accordance with the yearly compensation cycle, with awards granted at the start of the new year to incentivize executive officers to deliver on the company’s strategic objectives for the new year.
The company has not timed the disclosure of material nonpublic information to affect the value of executive compensation. Any coordination between a grant and the release of information that could be expected to affect such grant’s value is precluded due to the predetermined schedule described above.
The following table contains information required by Item 402(x)(2) of Regulation S-K under the Exchange Act about stock options granted to the company’s NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”). The company did not grant any stock options to our CEO and CFO in 2024. The company did not grant any stock options to our NEOs in the last completed fiscal year during the period from four business days before to one business day after the filing of any of the company’s Quarterly Reports on Form 10-Q, or the filing or furnishing of any Current Report on Form 8-K that discloses material nonpublic information.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING THE AWARD	EXERCISE PRICE OF THE AWARD ($/SH)(1)	GRANT DATE FAIR VALUE OF THE AWARD ($)(2)
PERCENTAGE CHANGE IN THE CLOSING
MARKET PRICE OF THE SECURITIES
UNDERLYING THE AWARD BETWEEN
THE TRADING DAY ENDING
IMMEDIATELY PRIOR TO THE
DISCLOSURE OF MATERIAL NONPUBLIC
INFORMATION AND THE TRADING DAY
BEGINNING IMMEDIATELY FOLLOWING
THE DISCLOSURE OF MATERIAL
NONPUBLIC INFORMATION(3)

Ethan Brown	—	—	—	—	—
Lubi Kutua	—	—	—	—	—
Dariush Ajami, PhD	3/1/2024	131,803	9.77	774,791	(20.4)%
Teri L. Witteman	3/1/2024	102,041	9.77	599,838	(20.4)%
Jonathan Nelson	3/1/2024	102,041	9.77	599,838	(20.4)%

(1)The exercise price of the stock option awards is equal to the closing price of our common stock as quoted on the Nasdaq Global Select Market on the grant date.

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(2)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of stock options granted under our 2018 Equity Incentive Plan during 2024, as calculated in accordance with FASB ASC Topic 718.
(3)Calculated using the closing price of our common stock on the Nasdaq Global Select Market on February 29, 2024 and March 4, 2024, of $10.69 and $8.51 per share, respectively, based on the filing of our 2023 Form 10-K after market close on March 1, 2024. However, our 2023 Form 10-K did not contain any material nonpublic information, as the material information about the most recently completed fiscal year was reported through our filing of a Current Report on Form 8-K and accompanying earnings release and earnings call, on February 27, 2024.

Compensation Risk Assessment
Our human capital management and compensation committee, in consultation with WTW, its independent compensation consultant, has assessed our compensation policies and believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us. As part of its assessment, our human capital management and compensation committee considered, among other factors, the governance and oversight of our compensation program, balanced mix between fixed and variable compensation, the use of multiple performance measures, time matching of performance periods for pay programs, the use of metrics generally focused on final outcomes, and the use of external consultants to review and advise on our pay practices.
In October 2023, our human capital management and compensation committee adopted a mandatory clawback policy in compliance with SEC rules and Nasdaq listing standards. Our clawback policy provides that the company shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event the company is required to prepare an accounting restatement, unless our human capital management and compensation committee determines that recovery would be impracticable and regardless of whether the officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement or when restated financial statements are filed by the company.
In October 2024, our board of directors adopted stock ownership guidelines for outside directors to strengthen the alignment of interests between our non-employee directors and stockholders. As of December 31, 2024, each non-employee director was in compliance with the applicable stock ownership guidelines or on track to achieve compliance within the allotted five-year time frame. Although we have not yet adopted stock ownership guidelines for executive officers, due in part to challenges and other compensation-related priorities of recent years, our human capital management and compensation committee intends to establish stock ownership guidelines for executive officers at the appropriate time in the future.

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Conclusion
We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals. Our human capital management and compensation committee gives careful consideration to each core element of direct compensation for each NEO. The human capital management and compensation committee believes our NEO compensation program is effective in advancing our goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to strive for crucial innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risks.

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COMPENSATION COMMITTEE REPORT
The human capital management and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the human capital management and compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our human capital management and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
Respectfully submitted by the members of the human capital management and compensation committee of the board of directors:
Colleen Jay (Chair)
Raymond J. Lane
Kathy N. Waller
This report of the human capital management and compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by and paid to each of our NEOs for the years indicated below:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Ethan Brown President and Chief Executive Officer	2024	500,000	1,200	4,500,019	—	—	15,732	5,016,951
	2023	500,000	1,200	2,950,005	2,950,000	297,000	15,132	6,713,337
	2022	500,050	1,200	2,950,046	3,305,443	—	14,132	6,770,871
Lubi Kutua Chief Financial Officer and Treasurer	2024	390,000	1,200	2,000,031	—	—	14,217	2,405,447
	2023	385,000	1,200	1,000,003	1,000,010	138,996	13,602	2,538,811
	2022	299,984	46,200	987,523	1,166,304	—	11,087	2,511,098
Dariush Ajami, PhD Chief Innovation Officer	2024	440,000	1,200	775,005	774,791	—	14,680	2,005,676
	2023	436,250	1,200	1,000,003	1,000,010	156,816	14,061	2,608,340
	2022	412,250	1,200	1,000,040	1,120,499	—	12,193	2,546,182
Teri L. Witteman, Chief Legal Officer and Secretary	2024	415,000	1,200	600,005	599,838	—	15,905	1,631,948
	2023	411,250	1,200	500,002	500,005	147,906	15,305	1,575,668
	2022	393,500	1,200	500,044	560,263	—	13,367	1,468,374
Jonathan Nelson(7) Chief Operations Officer	2024	370,000	1,200	600,005	599,838	—	34,646	1,605,689
	2023	366,250	1,200	900,010	500,005	131,868	50,436	1,949,769

(1)Represents base salaries earned by each of the NEOs for the year indicated, prorated based on applicable start dates and salary changes during the year.
(2)Amounts reported in this column represent for each NEO an allowance that is intended to offset the cost of a cell phone and other electronic or work from home expenses.
(3)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the RSU and PSU awards (at target performance) granted to each of Mr. Brown and Mr. Kutua for 2024, the RSU awards granted to each of Dr. Ajami, Ms. Witteman and Mr. Nelson for 2024, and the RSU awards granted to each of the NEOs for 2023 and 2022 under our 2018 Equity Incentive Plan, as calculated in accordance with FASB ASC Topic 718.
The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures.

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The market-based performance condition used for the 2024 PSU awards is based upon the company’s Relative TSR Performance, which is considered to be a market condition under FASB ASC Topic 718, for each performance period. Consistent with FASB ASC Topic 718, the full grant date fair value (at target performance) for the market-related TSR component for all three tranches of the 2024 PSU awards is included in the amounts shown. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of PSUs is measured on the grant date using a Monte Carlo valuation model. The following valuation assumptions were used in the Monte Carlo valuation model for the PSUs granted on March 1, 2024:

ASSUMPTION	AS OF MARCH 1, 2024
Expected term (years)	2.8
Expected volatility	78.7%
Average correlation	21.4%
Risk-free interest rate	4.36%
Dividend yield	0.0%
Measurement date stock price	$9.77
Expected Term: The expected term is based on the grant date of the PSU awards (3/1/2024) through the end of the performance period (12/31/2026).
Expected Volatility and Correlation Assumptions: Volatility and correlation measures were based on three years of daily historical stock price data through March 1, 2024.
Starting TSR: Starting TSR was calculated for the company and each of the companies in the TSR comparator group based on the closing price on the date of grant compared to the closing price on the trading day immediately preceding the beginning of each of the performance periods.
Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury constant maturities yields on the grant date as reported in the H.15 Federal Reserve Statistical Release with a term corresponding to the remaining length of the performance period.
Dividend Yield Assumption: For purposes of calculating TSR, which is inclusive of dividend payments, the dividend yield assumption is zero (i.e., stock prices include amounts that would otherwise have been paid as dividends). For purposes of discounting projected payouts to determine the fair value, the dividend yield assumption is also zero because the company is a non-dividend paying company.
The table below sets forth the grant date fair value for the PSUs granted to each of Mr. Brown and Mr. Kutua on March 1, 2024, based upon (i) the probable outcome of the market-based performance condition (at target performance) using the Monte Carlo valuation model, and (ii) the maximum outcome of the market-based performance condition (at 200% of the target amount) using the Monte Carlo valuation model.

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TRANCHE	TARGET PSUs SUBJECT TO AWARD (#)	GRANT DATE FAIR VALUE PER PSU ($)	PROBABLE OUTCOME OF PERFORMANCE CONDITIONS GRANT DATE FAIR VALUE ($)	MAXIMUM OUTCOME OF PERFORMANCE CONDITIONS GRANT DATE FAIR VALUE ($)
Tranche I
Ethan Brown	55,597	13.49	750,004	1,500,007
Lubi Kutua	24,710	13.49	333,338	666,676
Tranche II
Ethan Brown	51,725	14.50	750,013	1,500,025
Lubi Kutua	22,989	14.50	333,341	666,681
Tranche III
Ethan Brown	49,116	15.27	750,001	1,500,003
Lubi Kutua	21,830	15.27	333,344	666,688
TOTAL
Ethan Brown			2,250,018	4,500,035
Lubi Kutua			1,000,023	2,000,045
The amounts set forth in this column do not represent the actual economic value that may be realized by the NEOs upon the vesting of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. For additional information on these awards, please see “Grants of Plan-Based Awards in 2024” and “Outstanding Equity Awards at 2024 Fiscal Year-End.”
(4)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of stock options granted under our 2018 Equity Incentive Plan, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock option awards are set forth in Note 9 to our consolidated financial statements included in our 2024 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on these awards, please see “Grants of Plan-Based Awards in 2024” and “Outstanding Equity Awards at 2024 Fiscal Year-End.”
(5)None of the NEOs received a performance bonus under our Bonus Plan in 2024.
(6)The table set forth below under “All Other Compensation” provides additional information regarding these amounts for 2024.
(7)Mr. Nelson was not an NEO in 2022 and, as a result, no disclosure is made for 2022 in accordance with SEC rules.

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All Other Compensation
The following table provides information regarding all other compensation paid to each of our NEOs during 2024:

NAME	LIFE INSURANCE ($)(1)	401K MATCH ($)(2)	COMMUTING EXPENSES ($)(3)	TOTAL ($)
Ethan Brown	1,932	13,800	—	15,732
Lubi Kutua	417	13,800	—	14,217
Dariush Ajami, PhD	880	13,800	—	14,680
Teri L. Witteman	2,105	13,800	—	15,905
Jonathan Nelson	2,534	13,800	18,312	34,646

(1)The amounts shown reflect the imputed income for group term life insurance provided to our NEOs.
(2)The amounts shown reflect the company’s matching contributions under our 401(k) plan.
(3)The amount shown reflects commuting expenses, including airfare, lodging, ground transportation and other expenses incurred in connection with commuting from Mr. Nelson’s personal residence to the company’s headquarters and other facilities.

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Grants of Plan-Based Awards in 2024
The following table shows for the year ended December 31, 2024, certain information regarding grants of plan-based awards to our NEOs.

									ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(4)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(5)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(6)
NAME	AWARD TYPE	GRANT DATE(1)	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS ($)(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)(3)
			THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM
Ethan Brown(7)	RSUs	03/01/2024	—	—	—	—	—	—	230,297	—	—	2,250,001
	PSUs	03/01/2024	—	—	—	78,219	156,438	312,876	—	—	—	2,250,018
	Cash Incentive	N/A	250,000	500,000	1,000,000	—	—	—	—	—	—	—
Lubi Kutua(7)	RSUs	03/01/2024	—	—	—	—	—	—	102,355	—	—	1,000,008
	PSUs	03/01/2024	—	—	—	34,765	69,529	139,058	—	—	—	1,000,023
	Cash Incentive	N/A	117,000	234,000	468,000	—	—	—	—	—	—	—
Dariush Ajami, PhD(8)	RSUs	03/01/2024	—	—	—	—	—	—	79,325	—	—	775,005
	Options	03/01/2024	—	—	—	—	—	—	—	131,803	9.77	774,791
	Cash Incentive	N/A	132,000	264,000	528,000	—	—	—	—	—	—	—
Teri L. Witteman(8)	RSUs	03/01/2024	—	—	—	—	—	—	61,413	—	—	600,005
	Options	03/01/2024	—	—	—	—	—	—	—	102,041	9.77	599,838
	Cash Incentive	N/A	124,500	249,000	498,000	—	—	—	—	—	—	—
Jonathan Nelson(8)	RSUs	03/01/2024	—	—	—	—	—	—	61,413	—	—	600,005
	Options	03/01/2024	—	—	—	—	—	—	—	102,041	9.77	599,838
	Cash Incentive	N/A	115,500	231,000	462,000	—	—	—	—	—	—	—

(1)The grant date is also the date of approval for all RSU, PSU and stock option awards shown in the table.
(2)Reflects threshold, target and maximum bonus amounts for 2024 performance under our Bonus Plan, as described in “2024 NEO Compensation Details—Executive Incentive Bonus Plan.” Threshold bonus amounts assume achievement of the performance goals at 50% of target, target bonus amounts assume achievement of the performance goals at 100% of target and maximum bonus amounts assume achievement of the performance goals at 200% of target. None of the NEOs received a performance bonus under our Bonus Plan in 2024.
(3)The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the number of PSUs granted to each of Mr. Brown and Mr. Kutua in 2024. The amounts shown in the table assume 50% achievement for the threshold award, 100% achievement for the target award and 200% achievement for the maximum award. The PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period (each performance period begins on January 1, 2024 and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively). The market-based performance condition allows for a range of vesting from 0% to 200% of the target amount, depending on the company’s Relative TSR Performance for the applicable performance period. For each of Tranche I, Tranche II and Tranche III, “Threshold” refers to the minimum number of PSUs that would vest if the company’s Relative TSR Performance for the applicable performance period is at the 30th percentile, “Target” refers to the number of PSUs that would vest if the company’s Relative TSR Performance for the applicable performance period is at the 50th percentile and “Maximum” refers to the maximum number of PSUs that would vest if the company’s Relative TSR Performance for the applicable performance period is at the 80th percentile or above. PSUs that are unvested three months following the end of the performance period will be forfeited and returned to our 2018 Equity Incentive Plan on

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that date, or such earlier date as determined by our human capital management and compensation committee. See the discussion and analysis regarding PSU awards in the section titled “2024 NEO Compensation Details—Equity Awards—2024 PSU Awards” for further information.
(4)Represents the number of shares subject to RSU awards granted to each of our NEOs in 2024.
(5)The exercise price of the stock option awards is equal to the closing price of our common stock as quoted on the Nasdaq Global Select Market on the grant date.
(6)The dollar amounts shown in this column represent the aggregate grant date fair values for financial statement reporting purposes of RSU awards, PSU awards (at target performance) and stock options granted in 2024 under our 2018 Equity Incentive Plan as calculated in accordance with FASB ASC Topic 718. The amounts set forth in this column do not represent the actual economic value that may be realized by the NEOs upon the vesting or exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. The fair value of PSUs is measured on the grant date using a Monte Carlo valuation model. The market-based performance condition used for the 2024 PSU awards is based upon the company’s Relative TSR Performance, which is considered to be a market condition under FASB ASC Topic 718, for each performance period. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(7)Each PSU granted to Mr. Brown and Mr. Kutua on March 1, 2024 represents a contingent right to receive one share of common stock with market-based and service-based vesting conditions. The PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period (each performance period begins on January 1, 2024, and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively), with vesting at target equal to 50% of the total units subject to the PSU award, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company. With respect to the PSUs granted to each of Mr. Brown and Mr. Kutua on March 1, 2024, on February 4, 2025, our human capital and compensation committee determined that the company’s Relative TSR Performance for the Tranche I PSUs was less than the 30th percentile, resulting in 0% of the Tranche I Target PSUs vesting. Accordingly, the unvested Tranche I Target PSUs were forfeited and returned to our 2018 Equity Incentive Plan share reserve for future grant under our 2018 Equity Incentive Plan. See “2024 NEO Compensation Details—Equity Awards—2024 PSU Awards.”
The RSUs granted to each of Mr. Brown and Mr. Kutua on March 1, 2024 vested as to 1/4th of the total number of shares subject to the RSU award on March 1, 2025 and 1/16th of the total number of shares subject to the RSU award will vest each quarter thereafter, and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(8)The stock options granted to Dr. Ajami, Ms. Witteman and Mr. Nelson on March 1, 2024 vested and became exercisable as to 1/4th of the total number of shares subject to the option award on March 1, 2025 and 1/48th of the total number of shares subject to the option award vested or will vest each month thereafter and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

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The RSUs granted to Dr. Ajami, Ms. Witteman and Mr. Nelson on March 1, 2024 vested as to 1/4th of the total number of shares subject to the RSU award on March 1, 2025 and 1/16th of the total number of shares subject to the RSU award vested or will vest each quarter thereafter and will become fully vested on March 1, 2028, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

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Outstanding Equity Awards at 2024 Fiscal Year-End
The following table provides information regarding the unexercised stock options, unvested RSUs and unvested PSUs held by each NEO as of December 31, 2024:

OPTION AWARDS(1)	STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED ($)(4)
Ethan Brown	301,960	(5)	—	0.95	7/19/2026	—	—	—	—
332,157	(6)	—	3.00	5/29/2028	—	—	—	—
540,000	(7)	—	25.00	4/30/2029	—	—	—	—
47,596	(8)	—	96.10	3/2/2030	—	—	—	—
36,756	(9)	2,452	(9)	142.45	3/12/2031	—	—	—	—
88,130	(10)	36,291	(10)	47.42	3/1/2032	—	—	—	—
126,185	(11)	149,130	(11)	17.84	2/28/2033	—	—	—	—
—	—	—	—	1,226	(12)	4,610	—	—
—	—	—	—	19,441	(13)	73,098	—	—
—	—	—	—	93,015	(14)	349,736	—	—
—	—	—	—	—	230,297	(15)	865,917	—	—
—	—	—	—	—	—	—	78,219	(16)	294,103	(16)
Lubi Kutua	16,052	(17)	—	20.02	4/2/2029	—	—	—	—
2,278	(18)	—	96.10	3/2/2030	—	—	—	—
2,272	(19)	152	(19)	142.45	3/12/2031	—	—	—	—
1,131	(20)	162	(20)	130.32	8/9/2031	—	—	—	—
4,108	(21)	1,692	(21)	47.42	3/1/2032	—	—	—	—
58,354	(22)	49,378	(22)	15.78	11/15/2032	—	—	—	—
42,775	(23)	50,553	(23)	17.84	2/28/2033	—	—	—	—
—	—	—	—	76	(24)	286	—	—
—	—	—	—	81	(25)	305	—	—
—	—	—	—	907	(26)	3,410	—	—
—	—	—	—	26,933	(27)	101,268	—	—
—	—	—	—	31,531	(28)	118,557	—	—
—	—	—	—	102,355	(29)	384,855	—	—
—	—	—	—	—	—	34,765	(30)	130,716	(30)
Dariush Ajami, PhD	46,669	(31)	—	17.03	10/23/2028	—	—	—	—
46,875	(32)	—	17.03	11/14/2028	—	—	—	—
100,000	(33)	—	25.00	4/30/2029	—	—	—	—
20,273	(34)	—	96.10	3/2/2030	—	—	—	—
13,366	(35)	892	(35)	142.45	3/12/2031	—	—	—	—
1,104	(36)	—	63.42	12/13/2031	—	—	—	—
29,875	(37)	12,302	(37)	47.42	3/1/2032	—	—	—	—
42,775	(38)	50,553	(38)	17.84	2/28/2033	—	—	—	—
—	131,803	(39)	9.77	3/1/2034	—	—	—	—
—	—	—	—	446	(40)	1,677	—	—
—	—	—	—	6,591	(41)	24,782	—	—
—	—	—	—	31,531	(42)	118,557	—	—
—	—	—	—	79,325	(43)	298,262	—	—

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	OPTION AWARDS(1)						STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED ($)(4)
Teri L. Witteman	125,000	(44)	—		168.10	6/9/2029	—		—	—	—
	11,754	(45)	—		96.10	3/2/2030	—		—	—	—
	6,683	(46)	446	(46)	142.45	3/12/2031	—		—	—	—
	884	(47)	—		63.42	12/13/2031	—		—	—	—
	14,937	(48)	6,152	(48)	47.42	3/1/2032	—		—	—	—
	21,387	(49)	25,277	(49)	17.84	2/28/2033	—		—	—	—
	—		102,041	(50)	9.77	3/1/2034	—		—	—	—
	—		—		—	—	223	(51)	838	—	—
	—		—		—	—	3,296	(52)	12,393	—	—
	—		—		—	—	15,766	(53)	59,280	—	—
	—		—		—	—	61,413	(54)	230,913	—	—
Jonathan Nelson	4,342	(55)	505	(55)	130.32	8/9/2031	—		—	—	—
	5,813	(56)	1,938	(56)	64.51	12/10/2031	—		—	—	—
	4,481	(57)	1,846	(57)	47.42	3/1/2032	—		—	—	—
	21,387	(58)	25,277	(58)	17.84	2/28/2033	—		—	—	—
	—		102,041	(59)	9.77	3/1/2034	—		—	—	—
	—		—		—		303	(60)	1,139	—	—
	—		—		—	—	969	(61)	3,643	—	—
	—		—		—	—	989	(62)	3,719	—	—
	—		—		—	—	15,766	(63)	59,280	—	—
	—		—		—	—	11,211	(64)	42,153	—	—
	—		—		—	—	61,413	(65)	230,913	—	—

(1)Equity awards granted prior to April 30, 2019 were granted under our 2011 Equity Incentive Plan and equity awards granted on or after April 30, 2019 were granted under our 2018 Equity Incentive Plan. Our 2011 Equity Incentive Plan was amended and restated as our 2018 Equity Incentive Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of our 2011 Equity Incentive Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. All vesting is subject to the individual’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “Potential Payments Upon Termination or Change in Control.”
(2)Option exercise price for awards granted prior to April 30, 2019 under our 2011 Equity Incentive Plan represents the fair market value of a share of our common stock as determined by our board of directors in accordance with Section 409A of the Code or, in the case of incentive stock options, in compliance with Section 422 of the Code. Option exercise price for awards granted on May 1, 2019 is $25.00 per share, which was equal to the initial public offering price of our common stock in the IPO. Option exercise price for awards granted after May 1, 2019 is based on the closing price of our common stock on the Nasdaq Global Select Market on the date of grant.
(3)The market value of unvested stock awards is calculated by multiplying the number of unvested units held by the applicable NEO by the closing price of our common stock on December 31, 2024, the last trading day of the year, which was $3.76.

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(4)The market value of unvested PSU awards is calculated by multiplying the number of unvested units (at threshold performance) held by the applicable NEO by the closing price of our common stock on December 31, 2024, the last trading day of the year, which was $3.76.
(5)One-fourth of the shares subject to this stock option vested on July 20, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(6)One-fourth of the shares subject to this stock option vested on August 3, 2018 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(7)One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(8)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(9)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(10)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(11)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(12)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(13)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(14)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(15)One-fourth of the shares subject to this RSU grant vested on March 1, 2025 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(16)Each PSU granted to Mr. Brown on March 1, 2024 represents a contingent right to receive one share of common stock with market-based and service-based vesting conditions. The PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period (each performance period begins on January 1, 2024, and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively), with vesting at target equal to 50% of the total units subject to the PSU award, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company. The target amount of 55,597 shares subject to Tranche I was forfeited on February 4, 2025 as the performance conditions for vesting were not met. The number of PSUs listed in this row represents the threshold outcome of the performance conditions, as performance was tracking below threshold achievement as of December 31, 2024.
(17)One-fourth of the shares subject to this stock option vested on January 7, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(18)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(19)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(20)One-forty-eighth of the shares subject to this stock option vested on August 9, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.

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(21)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(22)One-fourth of the shares subject to this stock option vested on October 13, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(23)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(24)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(25)One-sixteenth of the shares subject to this RSU grant vested on September 16, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(26)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(27)One-fourth of the shares subject to this RSU grant vested on October 13, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(28)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(29)One-fourth of the shares subject to this RSU grant vested on March 1, 2025 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(30)Each PSU granted to Mr. Kutua on March 1, 2024 represents a contingent right to receive one share of common stock with market-based and service-based vesting conditions. The PSU awards comprise three tranches, with vesting based on the company’s Relative TSR Performance for each performance period (each performance period begins on January 1, 2024, and the performance periods end on December 31, 2024, December 31, 2025 and December 31, 2026 for a one-year, two-year and three-year performance period, respectively), with vesting at target equal to 50% of the total units subject to the PSU award, subject to continued service through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company. The target amount of 24,710 shares subject to Tranche I was forfeited on February 4, 2025 as the performance conditions for vesting were not met. The number of PSUs listed in this row represents the threshold outcome of the performance conditions, as performance was tracking below threshold achievement as of December 31, 2024.
(31)One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(32)One-fourth of the shares subject to this stock option vested on July 16, 2019 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(33)One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(34)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(35)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(36)One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested in three equal half-yearly installments thereafter. This stock option was fully vested as of December 31, 2024.
(37)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(38)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.

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(39)One-fourth of the shares subject to this stock option vested on March 1, 2025 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(40)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(41)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(42)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(43)One-fourth of the shares subject to this RSU grant vested on March 1, 2025 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(44)One-fourth of the shares subject to this stock option vested on May 20, 2020 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(45)One-forty-eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested in forty-seven equal monthly installments thereafter. This stock option was fully vested as of December 31, 2024.
(46)One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(47)One-fourth of the shares subject to this stock option vested on June 13, 2022 and the remainder of the grant vested in three equal half-yearly installments thereafter. This stock option was fully vested as of December 31, 2024.
(48)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(49)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(50)One-fourth of the shares subject to this stock option vested on March 1, 2025 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(51)One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(52)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(53)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(54)One-fourth of the shares subject to this RSU grant vested on March 1, 2025 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(55)One-fourth of the shares subject to this stock option vested on May 31, 2022 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(56)One-fourth of the shares subject to this stock option vested on December 1, 2022 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(57)One-fourth of the shares subject to this stock option vested on February 28, 2023 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(58)One-fourth of the shares subject to this stock option vested on February 28, 2024 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(59)One-fourth of the shares subject to this stock option vested on March 1, 2025 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.

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(60)One-fourth of the shares subject to this RSU grant vested on May 31, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(61)One-fourth of the shares subject to this RSU grant vested on December 1, 2022 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(62)One-fourth of the shares subject to this RSU grant vested on February 28, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(63)One-fourth of the shares subject to this RSU grant vested on February 28, 2024 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(64)One-fourth of the shares subject to this RSU grant vested on October 13, 2023 and the remainder of the grant vested or will vest in twelve equal quarterly installments thereafter.
(65)One-fourth of the shares subject to this RSU grant vested on March 1, 2025 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.

Option Exercises and Stock Vested in 2024
The following table provides information regarding the stock option exercises and stock vested for each NEO during the year ended December 31, 2024:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Ethan Brown	966,006	2,797,142	94,286	786,448
Lubi Kutua	—	—	39,266	314,767
Dariush Ajami, PhD	—	—	32,211	268,456
Teri L. Witteman	—	—	16,230	135,287
Jonathan Nelson	—	—	20,233	162,236

(1)The value realized upon exercise represents the difference between the market price per share of our common stock at the time of exercise and the exercise price per share of the stock option.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the settlement date.

Executive Employment Arrangements
Each of our NEOs is an at-will employee. We have entered into an employment agreement with Mr. Brown, and an offer letter with each of our other NEOs (other than Dr. Ajami who does not have an employment agreement or offer letter with the company). These agreements establish the NEO’s base salary, eligibility to participate in an incentive bonus plan and equity incentive plan, and standard employee benefits. In addition, pursuant to Mr. Brown’s employment agreement, he is entitled to certain benefits upon a change in control and a qualifying termination of employment in connection with a change in control. Each of the other NEOs is entitled to change in control severance benefits pursuant to the company’s executive change in control severance agreement. For additional information on the benefits to which our NEOs are entitled, please see “Potential Payments Upon Termination or Change in Control.”

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Potential Payments Upon Termination or Change in Control
Qualifying Termination in Connection with Change in Control
Each of our NEOs are entitled to certain payments in the event such NEOs experience a qualifying termination or change in control, as described below. Mr. Brown is entitled to such payments pursuant to his employment agreement, while each of our other NEOs is entitled to such payments pursuant to the executive change in control severance agreement.
In the event that an NEO’s employment is terminated by the company without “cause” or the NEO resigns for “good reason,” within the period beginning 3 months prior to and ending 18 months following a “change in control” of the company (as such terms are defined below), the executive will be entitled to the following severance benefits, subject to among other things, his or her execution of a release of claims in favor of the company and continued compliance with a confidentiality agreement and all company policies:
•12 months (18 months for Mr. Brown) of base salary as in effect immediately prior to termination date, payable in a lump sum within 30 days following the release effective date;
•12 months (18 months for Mr. Brown) of COBRA continuation coverage, payable in a lump sum within 30 days following the release effective date; and
•if the successor to the company agrees to assume any then-outstanding equity awards, 100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards that are subject to time-based vesting.
If the successor to the company does not agree to assume, substitute or otherwise continue any then outstanding equity awards at the time of a change in control, then 100% of the then-unvested shares subject to equity awards (both time-based and performance-based) shall fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such change in control, regardless of whether employment with the company (or any parent, subsidiary or successor of the company) continues or terminates unless such termination is due to resignation without good reason or by the company for cause.
Definitions
Each of the change in control severance arrangements with our NEOs contain the following defined terms.
•“Change in control” means the occurrence of any of the following: (i) the consummation of a merger or consolidation of the company with or into another entity or any other corporate reorganization if the company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization; (ii) the consummation of the sale,

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transfer or other disposition of all or substantially all of the company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the company in substantially the same proportions as their ownership of the common stock of the company or (z) to a continuing or surviving entity described in clause (i) in connection with a merger, consolidation or reorganization which does not result in a change in control under clause (i)); (iii) a change in the effective control of the company which occurs on the date that a majority of members of the board of directors is replaced during any 12 month period by members of the board of directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; or (iv) the consummation of any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, directly or indirectly, of securities of the company representing at least 50% of the total voting power represented by the company’s then outstanding voting securities.
•“Cause” means (i) executive’s willful, deliberate and repeated failure to substantially perform executive’s assigned duties (other than a failure resulting from executive’s disability), which failure is not cured within 30 days after a written demand for substantial performance is received by executive from the board of directors which identifies the manner in which the board of directors believes executive has not substantially performed executive’s duties; (ii) executive’s illegal or intentional gross misconduct in the performance of executive’s duties hereunder that is materially injurious to the company’s business and/or reputation, which, if capable being cured, is not cured within 30 days after written notice from the board of directors, which written notice shall state that failure to cure may result in termination for cause; (iii) executive’s unauthorized and willful use or disclosure of any proprietary information or trade secrets of the company where such use or disclosure causes material harm to the company; or (iv) executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or theft which is materially injurious, or reasonably expected to be materially injurious, to the company’s business or reputation.
•Resignation for “good reason” means executive’s resignation due to the occurrence of any of the following conditions which occurs without executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material adverse change to executive’s authority, duties or responsibilities that, taken as a whole, results in a material diminution in executive’s authority, duties or responsibilities in effect prior to such change; (ii) a 10% or more reduction in executive’s then-current base salary or a 10% or more reduction in executive’s base compensation (including base salary and bonus); (iii) the company conditions executive’s continued service with the company on the relocation of executive’s principal work location to a location that is more than 35 miles from executive’s then current principal work location and such relocation results in an increase in executive’s one-way commuting distance from home by 35 miles or more; (iv)the failure of the company to obtain the assumption of this agreement by any successor to the company; or (v) any

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material breach or material violation of a material provision of this agreement by the company (or any successor to the company). In order for executive to resign for good reason, executive must provide written notice to the company of the existence of the good reason condition within 90 days of the initial existence of such good reason condition. upon receipt of such notice, the company will have thirty 30 days during which it may remedy the good reason condition and not be required to provide the severance payments and benefits described herein as a result of such proposed resignation. If the good reason condition is not remedied within such 30-day cure period, executive may resign based on the good reason condition specified in the notice effective no later than 90 days following the expiration of the 30-day cure period.
Estimated Termination and Change in Control Payments
The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:
•Change in control where any equity awards are not assumed or substituted; and
•Termination other than for cause or resignation for good reason in connection with a change in control where any equity awards are assumed or substituted.
The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under our 401(k) plan. The NEOs are not entitled to receive payments or benefits upon a termination of employment due to death or disability that are not available generally to salaried employees.
The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2024. The amounts with respect to the unvested options, RSUs and PSUs are based on the closing price of our common stock on December 31, 2024, the last trading day of the year, which was $3.76.

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NAME	TYPE OF AWARD/PLAN	CHANGE IN CONTROL WHERE ANY EQUITY AWARDS ARE NOT ASSUMED ($)(1)(2)	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL ($)(2)(3)
Ethan Brown	Base Salary	—	750,000
	COBRA	—	46,136
	Options	—	—
	RSUs(4)	1,293,361	1,293,361
	PSUs(4)	588,207	—
	Total	1,881,568	2,089,497
Lubi Kutua	Base Salary	—	390,000
	COBRA	—	9,043
	Options	—	—
	RSUs(4)	608,680	608,680
	PSUs(4)	261,429	—
	Total	870,109	1,007,723
Dariush Ajami, PhD	Base Salary	—	440,000
	COBRA	—	24,559
	Options(4)	—	—
	RSUs(4)	443,278	443,278
	Total	443,278	907,837
Teri L. Witteman	Base Salary	—	415,000
	COBRA	—	16,225
	Options(4)	—	—
	RSUs(4)	303,424	303,424
	Total	303,424	734,649
Jonathan Nelson	Base Salary	—	370,000
	COBRA	—	21,607
	Options(4)	—	—
	RSUs(4)	340,848	340,848
	Total	340,848	732,455

(1)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if the successor to the company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding equity awards at the time of a change in control, then 100% of the then-unvested shares subject to the equity awards will fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such change in control, regardless of whether the executive’s employment with the company (or any parent, subsidiary or successor of the company) continues or terminates unless such termination is due to the executive’s resignation without good reason or by the company for cause.
(2)Each change in control severance agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The amounts set forth in this table do not reflect the application of the “better after-tax” provision.
(3)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if, within the period beginning three months prior to, and ending eighteen months following, a change in control (as defined in the applicable agreement), the company (or any parent, subsidiary or successor of the company) terminates such executive’s employment without cause or such officer resigns for good reason (as such terms are defined in the applicable agreement), such executive will be entitled to receive (i) a lump-sum cash payment equal to eighteen months of his then-current base salary in the case of

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Mr. Brown and twelve months of their then-current base salary in the case of Dr. Ajami, Messrs. Kutua and Nelson, and Ms. Witteman, (ii) a lump-sum cash payment equal to the COBRA premiums that would be due for COBRA coverage (assuming such coverage is elected) for a period of eighteen months in the case of Mr. Brown and twelve months in the case of Dr. Ajami, Messrs. Kutua and Nelson, and Ms. Witteman, and (iii) if the successor to the company agrees to assume any then-outstanding equity awards, 100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards that are subject to time-based vesting.
(4)The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $3.76 (the per share closing stock price on December 31, 2024) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) $3.76 (the per share closing stock price on December 31, 2024). The value for PSU awards is calculated by multiplying (i) the number of unvested shares (at target performance) subject to the PSU awards in Tranche I, Tranche II and Tranche III that would be subject to an acceleration of vesting by (ii) $3.76 (the per share closing stock price on December 31, 2024).

Pay Versus Performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (CEO) and non-CEO NEOs and certain financial performance measures of the company for the years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (the “Pay Versus Performance Rules”) and does not necessarily reflect how the human capital management and compensation committee evaluates compensation decisions.

YEAR(1)	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)	COMPENSATION ACTUALLY PAID TO CEO ($)(2)(3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOs ($)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOs ($)(2)(4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (5)		NET LOSS ($) (MILLIONS)	NET REVENUES ($) (MILLIONS)(6)
					TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	5,016,951	301,397	1,912,190	459,570	4.97	147.23	(160.3)	326.5
2023	6,713,337	3,235,433	2,291,354	1,261,801	11.77	139.82	(338.1)	343.4
2022	6,770,871	(6,453,862)	2,656,373	(1,184,913)	16.28	136.87	(366.1)	418.9
2021	6,572,625	(8,778,700)	5,782,695	4,365,316	86.19	138.63	(182.1)	464.7
2020	5,333,325	36,691,835	3,061,853	10,499,584	165.34	119.76	(52.8)	406.8

(1)The following table lists the CEO and non-CEO NEOs for each of years 2024, 2023, 2022, 2021 and 2020:

YEAR	CEO	NON-CEO NEOS
2024	Ethan Brown	Lubi Kutua, Dariush Ajami, PhD, Teri L. Witteman, Jonathan Nelson
2023	Ethan Brown	Lubi Kutua, Dariush Ajami, PhD, Jonathan Nelson, Akerho “AK” Oghoghomeh
2022	Ethan Brown	Lubi Kutua, Dariush Ajami, PhD, Margaret “Jackie” Trask, Teri L. Witteman, Phil Hardin, Bernie Adcock, Deanna Jurgens
2021	Ethan Brown	Phil Hardin, Mark J. Nelson, Gary Schultz, Doug Ramsey, Bernie Adcock, Deanna Jurgens
2020	Ethan Brown	Mark J. Nelson, Sanjay C. Shah, Charles Muth, Stuart Kronauge
(2)The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with FASB ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to “Summary Compensation Table” for additional information).
(3)The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to Mr. Brown in accordance with the Pay Versus Performance Rules:

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		EQUITY AWARD ADJUSTMENTS
YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($)	REPORTED VALUE OF EQUITY AWARDS ($)	YEAR END FAIR VALUE OF EQUITY AWARDS GRANTED IN THE YEAR AND UNVESTED AT YEAR END ($)	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS ($)	FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	COMPENSATION ACTUALLY PAID TO CEO ($)
2024	5,016,951	(4,500,019)	1,103,136	(1,192,983)	0	(125,688)	301,397
2023	6,713,337	(5,900,005)	2,761,081	(399,466)	88,923	(28,438)	3,235,433
2022	6,770,871	(6,255,489)	1,479,685	(4,245,608)	(351,693)	(3,851,628)	(6,453,862)
2021	6,572,625	(5,888,273)	1,939,794	(13,048,744)	830,244	815,654	(8,778,700)
2020	5,333,325	(4,830,325)	5,311,236	17,536,085	1,292,640	12,048,874	36,691,835
(4)The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-CEO NEOs in accordance with the Pay Versus Performance Rules.

		EQUITY AWARD ADJUSTMENTS
YEAR	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOS ($)	AVERAGE REPORTED VALUE OF EQUITY AWARDS ($)	AVERAGE YEAR END FAIR VALUE OF EQUITY AWARDS GRANTED IN THE YEAR AND UNVESTED AT YEAR END ($)	AVERAGE YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS ($)	AVERAGE FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR ($)	AVERAGE CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR ($)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NEOS ($)
2024	1,912,190	(1,487,378)	461,265	(380,221)	0	(46,286)	459,570
2023	2,291,354	(1,725,015)	797,890	(101,084)	12,107	(13,451)	1,261,801
2022	2,656,373	(2,201,026)	457,139	(1,312,497)	(389,865)	(395,036)	(1,184,913)
2021	5,782,695	(5,257,003)	4,693,472	(888,213)	8,903	25,461	4,365,316
2020	3,061,853	(2,678,822)	2,284,936	4,016,610	1,091,783	2,723,224	10,499,584
(5)In accordance with the Pay Versus Performance Rules, the company and the company’s peer group total shareholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100.00 on December 31, 2019, through the end of the listed year. The Peer Group TSR set forth in this table was determined using the S&P Food and Beverage Select Industry Index, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation S-K under the Exchange Act for our 2024 Form 10-K.
(6)We have determined that Net Revenues is the financial performance measure that, in the company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for 2024, to company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules). We generate net revenues primarily from sales of our products to our customers across mainstream grocery, mass merchandiser, club store and natural retailer channels, and various food-away-from-home channels, including restaurants, foodservice outlets and schools, mainly in the United States. We routinely offer sales discounts and promotions through various programs to customers and consumers. These programs include rebates, temporary on-shelf price reductions, off-invoice discounts, retailer advertisements, product coupons and other trade activities. The expense associated with these discounts and promotions is estimated and recorded as a reduction in total gross revenues in order to arrive at reported net revenues. Please refer to our consolidated financial statements and the related notes thereto included in our 2024 Form 10-K for more information. We use net revenues as a financial performance measure in determining cash STI payments under the Bonus Plan for our NEOs. Net revenues incentivizes revenue growth and rewards efforts to grow and expand our business.

Tabular List of Most Important Performance Measures
In accordance with the Pay Versus Performance Rules, the following table lists the measures that, in the company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to our NEOs, for 2024, to company performance, as further described in our “Compensation Discussion and Analysis” within the section titled “2024 NEO Compensation Details—Executive Incentive Bonus Plan.”

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MOST IMPORTANT PERFORMANCE MEASURES
Net Revenues
Gross Margin
Free Cash Flow
Operating Expenses
Relationship Between “Compensation Actually Paid” and Performance Measures
As described in more detail in the section “Compensation Discussion and Analysis,” the company’s executive compensation program reflects a variable pay for performance philosophy. While the company utilizes various performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay Versus Performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with the Pay Versus Performance Rules) for a particular year.
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the company’s financial performance as measured by TSR, Net Loss and Net Revenues, as well as a comparison of TSR and Peer Group TSR.

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Compensation Actually Paid and Cumulative TSR

Pay vs. TSR 2020 - 2024
Compensation Actually Paid ("CAP") (in millions)
Total Shareholder Return
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
($20.00)
$36.7
$10.5
$165.3
$119.76
$138.63
$86.2
$4.4
($8.8)
$136.87
($1.2)
($6.5)
$16.3
$139.82
$3.2
$1.4
$11.8
$147.23
$0.3
$0.5
$5.0
2020
2021
2022
2023
2024
PEO CAP
Average NEO CAP
BYND TSR
Peer Group TSR

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Compensation Actually Paid and Net Loss

Pay vs. Net Loss 2020 - 2024
Compensation Actually Paid ("CAP") (in millions)
Net Loss (in millions)
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
$0.00
($50.00)
($100.00)
($150.00)
($200.00)
($250.00)
($300.00)
($350.00)
($400.00)
$36.7
$10.5
($52.8)
($8.8)
$4.4
($182.1)
($6.5)
($1.2)
($366.1)
$3.2
$1.4
($338.1)
$0.3
$0.5
($160.3)
2020
2021
2022
2023
2024
PEO CAP
Average NEO CAP
Net Loss

Compensation Actually Paid and Net Revenues

Pay vs. Net Revenues 2020 - 2024
Compensation Actually Paid ("CAP") (in millions)
Net Revenues (in millions)
$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
$500.00
$450.00
$400.00
$350.00
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$36.7
$10.5
$406.8
$464.7
$4.4
($8.8)
$418.9
($6.5)
($1.2)
$343.4
$3.2
$1.4
$326.5
$0.3
$0.5
2020
2021
2022
2023
2024
PEO CAP
Average NEO CAP
Net Revenues

98 | | 2025 Proxy Statement

EXECUTIVE COMPENSATION
CEO Pay Relative to Median Pay of Our Employees
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are required to provide the ratio of annual total compensation of Mr. Brown, our Chief Executive Officer, for 2024, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
For 2024, the ratio of annual total compensation of the CEO to the median employee is 64:1.
In 2024, in accordance with Item 402(u) of Regulation S-K under the Exchange Act, we used the following methodology to identify our median employee:
•We collected the annual base salaries and target annual incentives of all regular full-time and part-time employees globally as of December 31, 2024;
•We converted all international currencies into U.S. dollars; and
•We used annual target total cash compensation (inclusive of base salary and annual STI incentives at target) as of December 31, 2024 as our consistently applied compensation measure to identify a small group of employees with the same target total cash compensation, all of whom are at about the median of all our employees. We then selected the individual whose actual 2024 compensation was closest to the average of this group.
We calculated 2024 annual total compensation for both Mr. Brown and the median employee using the same definition set forth in the “Summary Compensation Table”. The ratio was then determined by dividing the total compensation as calculated in the “Summary Compensation Table” for Mr. Brown by the total compensation for the median employee. The decrease in the pay ratio from 83:1 in 2023 to 64:1 in 2024 was primarily driven by a decrease in CEO pay resulting from a decrease in value of the equity awards granted to the CEO in 2024 compared to 2023.

POSITION	SALARY ($)	BONUS ($)	ANNUAL INCENTIVES ($)	EQUITY AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Chief Executive Officer	500,000	1,200	—	4,500,019	15,732	5,016,951
Median Employee	75,661	—	—	—	3,027	78,688
					Pay Ratio:	64:1

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EXECUTIVE COMPENSATION
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information concerning our equity compensation plans as of December 31, 2024:

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4) (c)
Equity compensation plans approved by stockholders	6,859,658	24.44	10,974,438
Equity compensation plans not approved by stockholders	—	—	—
Total	6,859,658	24.44	10,974,438

(1)Equity compensation plans approved by stockholders include our 2018 Equity Incentive Plan and the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
Equity awards granted prior to April 30, 2019 were granted under our 2011 Equity Incentive Plan and equity awards granted on or after April 30, 2019 were granted under our 2018 Equity Incentive Plan. Our 2011 Equity Incentive Plan was amended and restated as our 2018 Equity Incentive Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of our 2011 Equity Incentive Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. The remaining shares available for issuance under our 2011 Equity Incentive Plan were added to the shares reserved for issuance under our 2018 Equity Incentive Plan. The administrator has not yet approved any offering under our 2018 ESPP.
(2)Includes 4,392,460 shares issuable upon the exercise of outstanding options, 2,241,231 shares issuable upon the vesting and settlement of outstanding RSUs, and 225,967 shares issuable upon the vesting and settlement of outstanding PSUs as of December 31, 2024.
(3)Does not include outstanding RSUs and PSUs which do not have an exercise price.
(4)Includes 7,489,593 shares of common stock available for grant under our 2018 Equity Incentive Plan and 3,484,845 shares of common stock reserved for issuance under our 2018 ESPP as of December 31, 2024.
The number of shares reserved for issuance under our 2018 Equity Incentive Plan will be increased automatically on the first day of each fiscal year beginning with the 2020 fiscal year, by a number equal to the least of: (i) 2,144,521 shares; (ii) 4.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such number of shares determined by our board of directors.
The number of shares reserved for issuance under our 2018 ESPP will be increased automatically on the first day of each fiscal year for a period of up to ten years, starting with the 2020 fiscal year, by a number equal to the least of: (i) 536,130 shares; (ii) 1.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such lesser number of shares determined by our board of directors.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of the Record Date (except as otherwise indicated) by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•each of our NEOs;
•each of our current directors and director nominees; and
•all of our current executive officers, directors and director nominees as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Applicable percentage ownership is based on 76,381,620 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested, within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders:
BlackRock, Inc.(1)	4,489,058	5.9%
The Vanguard Group(2)	4,250,418	5.6%
Named Executive Officers:
Ethan Brown(3)	3,553,463	4.6%
Lubi Kutua(4)	204,795	*
Dariush Ajami, PhD(5)	445,563	*
Teri L. Witteman(6)	260,408	*
Jonathan Nelson(7)	106,279	*
Directors:
Nandita Bakhshi(8)	26,716	*
Seth Goldman(9)	1,039,803	1.4%
Chelsea A. Grayson(10)	23,386	*
Colleen Jay(11)	33,007	*
C. James Koch(12)	35,640	*
Raymond J. Lane(13)	63,611	*
Joshua M. Murray(14)	26,716	*
Kathy N. Waller(15)	45,187	*
All directors and executive officers as a group (14 persons)(16)	5,908,111	7.5%

*Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)Based solely on information contained in a report on Schedule 13G/A filed on January 26, 2024 by BlackRock, Inc. Consists of 4,489,058 shares of common stock held by BlackRock, Inc. and/or one or more of its subsidiaries, which may include Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power with respect to 4,417,505 shares of common stock and sole dispositive power with respect to 4,489,058 shares of common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Based solely on information contained in a report on Schedule 13G/A filed on November 12, 2024 by The Vanguard Group. Consists of 4,250,418 shares of common stock held by The Vanguard Group. The Vanguard Group has shared voting power with respect to 108,112 shares of common stock, sole dispositive power with respect to 4,083,819 shares of common stock and shared dispositive power with respect to 166,599 shares of common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Consists of (i) 2,044,917 shares of common stock, including 639,881 shares of common stock held in Brown Asset Holding LLC, which is wholly owned by the Ethan Brown 2022 GRAT, and (ii) 1,508,546 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(4)Consists of (i) 54,689 shares of common stock, (ii) 146,739 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 3,367 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(5)Consists of (i) 94,001 shares of common stock and (ii) 351,562 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(6)Consists of (i) 43,909 shares of common stock and (ii) 216,499 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(7)Consists of (i) 33,468 shares of common stock, (ii) 71,410 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 1,401 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(8)Consists of (i) 22,213 shares of common stock and (ii) 4,503 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock.
(9)Consists of (i) 178,659 shares of common stock held by the Julie D. Farkas Revocable Trust, (ii) 787,671 shares of common stock held by the Seth Goldman Revocable Trust and (iii) (a) 70,940 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (b) 2,533 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Goldman. Mr. Goldman’s spouse is the trustee of the Julie D. Farkas Revocable Trust and Mr. Goldman is the trustee of the Seth Goldman Revocable Trust. Therefore, Mr. Goldman may be deemed to have voting and dispositive power over the shares held by both trusts.
(10)Consists of (i) 18,883 shares of common stock and (ii) 4,503 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(11)Consists of (i) 30,277 shares of common stock and (ii) 2,730 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(12)Consists of (i) 32,562 shares of common stock and (ii) 3,078 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(13)Consists of (i) 61,078 shares of common stock and (ii) 2,533 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(14)Consists of (i) 22,213 shares of common stock and (ii) 4,503 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(15)Consists of (i) 25,920 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date and (iii) 2,533 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(16)In addition to all shares of common stock shown in the table and as described in footnotes (3) through (15) above, the total number of shares of common stock also includes an aggregate of (i) 27,932 shares of common stock issuable upon the exercise of stock options within 60 days after the Record Date and (ii) 15,605 RSUs which will vest within 60 days after the Record Date and will be settled in shares of common stock, held by executive officers who are not named in the table.

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DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Beyond Meat. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based on our knowledge of stock transactions, our review of copies of reports filed under Section 16(a) and written representations furnished to us, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended December 31, 2024, with the exception of one late Form 4 for each of Mr. Brown, Mr. Kutua, Dr. Ajami, Ms. Witteman and Mr. Nelson to report the withholding of shares to pay taxes upon the vesting of their respective RSU awards, which were filed late on October 16, 2024 due to administrative error.

104 | | 2025 Proxy Statement

RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Indemnification of Directors and Officers
Our restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our restated certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we may purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court

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RELATED PERSON TRANSACTIONS
determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee will review and oversee procedures designed to identify related party transactions that are material to Beyond Meat and that our audit committee will review and approve in advance or ratify any related-party transaction.
We have adopted a formal written policy providing that we are not permitted to enter into any transaction in which any related person has a direct or indirect material interest without the approval of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider, among other things, the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All related-party transactions in 2024 were approved in accordance with this policy.

106 | | 2025 Proxy Statement

OTHER MATTERS
2024 Annual Report and SEC Filings
Our consolidated financial statements for our year ended December 31, 2024 are included in our 2024 Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.beyondmeat.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Beyond Meat, Inc., Attention: Investor Relations, 888 N. Douglas Street, Suite 100, El Segundo, California 90245.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Beyond Meat, Inc., 888 N. Douglas Street, Suite 100, El Segundo, California 90245, Attention: Secretary or by calling (866) 756-4112. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Beyond Meat, Inc. at the address above or by calling (866) 756-4112.
Special Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current opinions, expectations, beliefs, plans, objectives, assumptions and projections about future events and financial trends affecting the operating results and financial condition of our business. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “may,” “will,” “will continue,” “could,” “will likely result,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “predict,” “project,” “expect,” “potential” and variations of these terms and similar

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OTHER MATTERS
expressions, or the negative of these terms or similar expressions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such difference include the risks discussed in Part I, Item 1A, “Risk Factors,” included in our 2024 Form 10-K, and those discussed in other documents we file from time to time with the SEC. Forward-looking statements speak only as of the date of this proxy statement. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Other Matters
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, mobile device, or by using the Internet as instructed on the Notice or proxy card or execute and return, at your earliest convenience, the proxy card.
THE BOARD OF DIRECTORS
El Segundo, California
April 8, 2025

108 | | 2025 Proxy Statement

BEYOND MEAT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BYND2025**

You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66778-P25487

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEYOND MEAT, INC.

The Board of Directors recommends you vote FOR the following nominees for director:

1. Election of three Class III directors of the Company to serve until the Company's 2028 Annual Meeting of Stockholders.

Nominees:	**For**	**Against**	**Abstain**
1a. Ethan Brown	☐	☐	☐
1b. Colleen Jay	☐	☐	☐
1c. Raymond J. Lane	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	**Against**	**Abstain**
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐
3. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

The 2025 Annual Meeting of Stockholders of Beyond Meat, Inc. will be held on May 20, 2025 at 8:00 a.m. PDT, virtually via the Internet at www.virtualshareholdermeeting.com/BYND2025.

To access the virtual meeting, you must have the information that is printed in the box next to the arrow located on the reverse side of this form.

V66779-P25487

BEYOND MEAT, INC.
Annual Meeting of Stockholders
May 20, 2025, 8:00 a.m. PDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Ethan Brown and Teri L. Witteman, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BEYOND MEAT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. PDT on May 20, 2025, at www.virtualshareholdermeeting.com/BYND2025, and any postponement, adjournment or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each nominee named in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting. In the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill such vacancy.

Continued and to be signed on reverse side